Exhibit (a)(1)(A)

OMNITURE, INC.

STOCK OPTION EXCHANGE PROGRAM

OFFER TO EXCHANGE
CERTAIN EMPLOYEE STOCK OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the Omniture, Inc. 2006 Equity Incentive Plan, Omniture, Inc. 2007 Equity Incentive Plan, Omniture, Inc. 2008 Equity Incentive Plan, Avivo Corporation 1999 Equity Incentive Plan and Touch Clarity Limited 2006 U.S. Stock Plan, covering securities that have been registered under the Securities Act of 1933.

May 18, 2009

OMNITURE, INC.

STOCK OPTION EXCHANGE PROGRAM

Offer to Exchange Certain
Employee Stock Options for New Options

This offer and your right to withdraw will expire at 10:00 p.m., Mountain Time, on June 15, 2009, unless the offer is extended by the Company.

By this Offer to Exchange Certain Employee Stock Options for New Options (the “Exchange Offer” or the “offer”), we are giving you the opportunity to exchange outstanding employee stock options that were granted under the Omniture, Inc. 2006 Equity Incentive Plan, Omniture, Inc. 2007 Equity Incentive Plan, Omniture, Inc. 2008 Equity Incentive Plan, Avivo Corporation 1999 Equity Incentive Plan or Touch Clarity Limited 2006 U.S. Stock Plan (each a “Plan” and collectively, the “Plans”) prior to January 1, 2009 and that have an exercise price per share greater than the closing price of our common stock on May 13, 2009, whether vested or unvested, for new options with the new terms described below. All active employees of Omniture, Inc., or our subsidiaries (collectively referred to as the “Company,” “Omniture,” “we,” “our” or “us”), other than employees located in Denmark, may participate in this offer if they remain active employees at the time the offer expires and when the new options are granted.

If you are eligible to participate in this offer, you may exchange all of your eligible outstanding and unexercised stock options for new options with an exercise price per share equal to the closing price of our common stock on the closing date, which will be June 15, 2009, unless the offer is extended by the Company. If you participate in this offer, in many cases, you will receive fewer new options than you exchanged, which will be determined based on an exchange ratio. At the new grant date, the new options will be completely unvested and will be subject to a new vesting schedule and a reduced term. The new vesting schedule will begin on the closing date and the new option will vest in equal amounts each month over a period of time ranging from 36 to 60 months, depending on the original grant date of your exchanged options and whether you are an officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Officers of the Company who are subject to Section 16 of the Exchange Act are referred to as “Section 16 Officers.” Vesting of new options is conditioned upon your continued service with us through each applicable vesting date. Each new option will have a term of five (5) years, except that the term of new options granted to Section 16 Officers will have a term of seven (7) years. All new options will be granted as nonstatutory stock options. Each new option will be subject to the terms of the Plan under which it is granted and subject to a new option agreement between you and Omniture. Your participation in this offer and receipt of new options does not provide any guarantee or promise of continued service with Omniture.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OMTR.” On May 13, 2009, the closing price of our common stock was $10.60 per share. You should evaluate the current market for our common stock, among other things, before deciding to participate in this offer.

See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT INFORMATION

To participate in this offer, you will need to access the Exchange Offer Website at https://omniture.equitybenefits.com (the “Exchange Offer Website”), and follow the instructions on the Exchange Offer Website. The Exchange Offer Website will also provide you with information about your eligible options, including the original grant date, the exercise price, the number of underlying shares and the election alternatives available to you.

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If you are not able to submit your election via the Exchange Offer Website for any reason, you will need to complete a paper election form and return it to our Stock Administration Team via e-mail at stockadmin@omniture.com or fax at (801) 406-0349. To obtain a paper election form, please call the Exchange Offer Hotline at (801) 932-7504.

If you would like to participate in this offer, you must submit an election form (whether through the Exchange Offer Website or via e-mail or fax) before 10:00 p.m., Mountain Time, on June 15, 2009, unless the offer is extended by the Company. No election forms will be accepted after the offer expires. You may change your election at any time before the offer expires by completing a new election form as described above. Election forms submitted by hand delivery, U.S. mail or other post and Federal Express (or similar delivery service) will not be accepted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of the Exchange Offer and the other option exchange program documents to the Exchange Offer Hotline at (801) 932-7504.

You should rely only on the information contained in this Exchange Offer or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Exchange Offer is accurate as of any date other than the date as of which it is shown, or, if no date is otherwise indicated, the date of this offer. This Exchange Offer summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Exchange Offer, the accompanying e-mails from Joshua G. James, our President and Chief Executive Officer, and Eric A. McAllister, our Chief Human Resources Officer, each dated May 18, 2009, the summary of the option exchange program and the election form with its instructions, all available on the Exchange Offer Website at https://omniture.equitybenefits.com. This offer is subject to the terms and conditions of these documents (as they may be amended). The information in this summary is not complete. Additional important information is contained in the remainder of this Exchange Offer and the other offer documents. We have included in this summary references to other sections in this Exchange Offer to help you find a more complete description of these topics.

Terms in bold type are defined terms that are used throughout this Summary Term Sheet and the remainder of this Exchange Offer.

Q1.	What is the Exchange Offer?

A1.	The Exchange Offer is a voluntary, one-time opportunity for eligible holders of certain employee stock options (as described below) that, as of May 13, 2009, were “underwater” (that is, options with exercise prices that are higher than Omniture’s current trading price) to surrender those options (“exchanged options”) for cancellation in exchange for “new options” for the same or fewer shares with a lower exercise price and other modified terms, as described in more detail in this Exchange Offer.

Q2.	Who is eligible to participate in the Offer?

A2.	All “eligible employees” are eligible to participate. “Eligible employees” refers to all active employees of Omniture and its subsidiaries (other than employees located in Denmark) who are active employees at the time of this offer and who remain employed through the “closing date” (which will be June 15, 2009, unless extended by us). The non-employee members of our board of directors may not participate in this offer. (See Section 1.)

Q3.	Which options are eligible for exchange under the Option Exchange Program?

A3.	To be eligible for exchange, stock options must be “eligible options,” which are outstanding employee stock options that meet the criteria below (See Section 2.):

• were granted with an “original grant date” (which refers to the date on which exchanged options were granted) prior to January 1, 2009;

• have an exercise price per share greater than the closing price of our common stock on May 13, 2009; and

• were granted under the following stock plans (the “Plans”):

• Omniture, Inc. 2006 Equity Incentive Plan;

• Omniture, Inc. 2007 Equity Incentive Plan;

• Omniture, Inc. 2008 Equity Incentive Plan;

• Avivo Corporation 1999 Equity Incentive Plan; and

• Touch Clarity Limited 2006 U.S. Stock Plan.

Stock options granted under the following plans are not eligible to participate in the Offer because the Offer would not be permissible under the terms of these plans:

• WebSideStory, Inc. Amended and Restated 2000 Equity Incentive Plan;

• WebSideStory, Inc. 2004 Equity Incentive Award Plan;

• WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan; and

• Touch Clarity Limited Enterprise Management Incentives Share Option Plan.

Q4.	How long does the Offer last and when will my exchanged options be cancelled and new options be granted to me?

A4.	The “offering period” began on May 18, 2009, and it will end at 10:00 p.m., Mountain Time, on the closing date. Your exchanged options will be cancelled on the closing date and your new options will be granted on the same day, which will be June 15, 2009, unless the offering period is extended by the Company. (See Section 6.)

Q5.	What will be the exercise price of my new options?

A5.	The exercise price per share of all new options will be equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the closing date, which will be June 15, 2009, unless the offering period is extended by the Company. (See Section 9.)

Q6.	If I elect to accept the Offer, how many shares will be covered by the new options?

A6.	Each eligible option will be surrendered in exchange for a new option for the same or fewer shares, based on exchange ratios determined using an industry standard stock option valuation model. The exchange ratios, in connection with other differences from the exchanged options, are designed to result in a fair value of the new options that is approximately equal to the fair value of the exchanged options as of the closing date. (See Section 2.)

The option exchange ratios are as follows:

If the Exercise Price	...then the Exchange
of an Eligible Option is:	Ratio will be:

$10.61 to $17.00	1.00 to 1
$17.01 to $19.00	1.10 to 1
$19.01 to $22.50	1.25 to 1
$22.51 to $25.00	1.70 to 1
Greater than $25.00	2.30 to 1

Q7.	Can you provide me with an example of how the exchange ratios would work?

A7.	Below is a hypothetical example of how the option exchange ratios listed above would apply to an eligible option:

Eligible Options to	Original
Be Exchanged	Exercise Price	Exchange Ratio	New Options

			588 shares
1,000 stock options	$22.82	1.70	(1,000 shares divided by the 1.70 exchange ratio equals 588.2 which would be rounded to 588 shares)

The term “option” generally refers to an option to purchase one (1) share of our common stock. If new options have a fractional number of shares, we will round the shares to the nearest whole number on a grant by grant basis as we have demonstrated in the example above (rounding up for fractions greater than or equal to point five (.5) and rounding down for fractions less than point five (.5)). (See Section 2.)

Q8.	Why is a 1-to-1 exchange ratio not going to be used for all eligible options?

A8.	Underwater stock options have less value than the new options that would be granted pursuant to the offer. As a result, fewer shares under the new option would be required to equal the value of the underwater stock option.

Q9.	Will the terms and conditions of my new options be the same as my exchanged options?

A9.	No. In addition to a lower exercise price and the application of the exchange ratio to determine the number of shares covered by the new options, your new options will differ from the exchanged options in certain material ways; for example, your new option will be:

• subject to a new vesting schedule (see Questions 10 through 13);

• subject to a shorter term (see Question 14); and

• classified as nonstatutory stock options for U.S. tax purposes (see Question 15).

The remaining terms and conditions of your new options will generally be the same as your exchanged options. However, if an exchanged option was awarded under a plan that Omniture no longer uses for granting equity awards or if you are an eligible employee outside of the U.S., the new option would be awarded under the Omniture, Inc. 2006 Equity Incentive Plan and be subject to the terms of that Plan. For a summary of the material terms of all our Plans, please see the descriptions provided in our most recent proxy statement filed with the SEC on April 17, 2009. Additionally, if you are an eligible employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence and the non-U.S. version of the option agreement (including any country-specific appendix) attached to this offer to determine whether different terms will apply. (See Sections 6 and 15.)

Q10.	My eligible options have already started vesting. Will a portion of my new options be vested at the time of grant?

A10.	No. All new options granted pursuant to the Offer will be subject to a new vesting schedule (see Question 11).

Q11.	When will my new options vest and be exercisable?

A11.	The new options will have a new vesting schedule. Each new option will start vesting on the closing date and will vest in equal amounts each month over a 36, 42, 48, 54 or 60-month period, depending on the original grant date of your exchanged options and whether you are a Section 16 Officer. (See Section 9.)

The number of months over which your new options will vest is set forth in the table below next to the original grant date of your exchanged options and depending on whether you are a Section 16 Officer:

	NOT a
	Section 16 Officer	Section 16 Officer
Original Grant Date	(Months)	(Months)

Prior to March 1, 2007	36	48
March 1, 2007 to February 28, 2008	42	54
After March 1, 2008	48	60

For example, an exchanged option to purchase 1,000 shares of our common stock granted on April 30, 2008, to an eligible employee who is not a Section 16 Officer with an exercise price of $22.82 would be replaced with a new option, using the applicable 1.70 exchange ratio, to purchase 588 shares of our common stock (1,000 shares divided by 1.7 equals 588.2, which would be rounded to 588 shares) with an exercise price equal to the closing price of our common stock on the closing date. This new option would vest as to 1/48 of the shares per month over a period of 48 months starting on the closing date. (See Section 9.)

If you are a resident of Hong Kong, please refer to Schedule C for further details.

Q12.	Am I a Section 16 Officer?

A12.	As of May 18, 2009, only the following individuals are Section 16 Officers: Joshua G. James, Michael S. Herring, Brett M. Error, Christopher C. Harrington and John F. Mellor.

Q13.	Why will my new options be subject to a new vesting schedule?

A13.	As partial consideration for receiving a new option with a lower exercise price, your new options will have a new vesting schedule. As described in greater detail above, we believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. By imposing a new vesting schedule, we wish to retain our valuable employees, provide additional incentive to those employees and encourage a long-term investment perspective in the Company. (See Section 9.)

Q14.	What is the term of the new options, in other words, how long will the new options potentially last?

A14.	Each new option will have a term of five years from the closing date, except that new options granted to Section 16 Officers will have a term of seven years from the closing date (to accommodate the longer vesting schedules that would apply to new options granted to the Section 16 Officers). New options may expire earlier if service terminates or in accordance with the Plan under which a new option is granted. (See Section 9.)

Q15.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A15.	All new options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Exchange Offer and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 and Section 14.)

Q16.	Could you give me an example of how all the different terms are applied to a new stock option?

A16.	Below is an example of how the above terms of the offer would apply to a new option for an employee who is not a Section 16 Officer:

Term:	Terms of Exchanged Option:	Terms of New Option:

Grant Date:	April 30, 2008	June 15, 2009 (unless the offer is extended)
Number of Options:	1,000	588(1)
Exercise Price:	$22.82	Closing price of our common stock on the closing date
Option Expiration Date:	April 29, 2018	June 14, 2014
Vesting Schedule:	1/4 on 1-year anniversary of original vesting start date, then 1/48 monthly over subsequent 3-year period	1/48 monthly after closing date
Option Type:	ISO	NSO
Plan:	Omniture, Inc. 2006 Equity Incentive Plan	Unchanged

(1) 1,000 divided by the applicable 1.70 exchange ratio equals 588.2, which is rounded to 588 shares

Q17.	How do I participate in the Exchange Offer?

A17.	If you are an eligible employee, you will receive an e-mail announcing this offer and directing you to the Exchange Offer Website. If you wish to participate in this offer, you must access the Exchange Offer Website and click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains personalized information about each eligible option you hold, including the following:

• the original grant date indicated for the eligible option;

• the exercise price per share of the eligible option;

• the number of shares of common stock covered by each eligible option; and

• the election alternatives available to you.

You will need to check the appropriate box to indicate your choice of whether to exchange your eligible options for new options or to keep your eligible options under their current terms. After completing the election form, you will have the chance to review your elections. If you are satisfied with your elections, you will proceed to the Terms of Election page. In order to submit your election, you must agree to the Terms of Election. You will then be directed to the Confirmation page. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election via the Exchange Offer Website for any reason, you must complete a paper election form and return it to our Stock Administration Team, either via e-mail at stockadmin@omniture.com or fax at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009. You must complete the process before the closing date of this offer. To obtain a paper election form, please call the Exchange Offer Hotline at (801) 932-7504.

If you want to change your election, log onto the Exchange Offer Website at https://omniture.equitybenefits.com/ and complete a new election form before 10:00 p.m., Mountain Time, on June 15, 2009. If you are not able to submit a new election form via the Exchange Offer Website for any reason, complete a new paper election form and return it to our Stock Administration Team via e-mail at stockadmin@omniture.com or fax at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009. To obtain a paper election form, please call the Exchange Offer Hotline at (801) 932-7504.

This is a one-time offer, and we will strictly enforce the election period. We may reject any election forms that we determine are not in the correct form or that are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options after the closing date of this offer. (See Section 4.)

We may change or extend this offer at any time. If we change or extend this offer, we will issue a press release, e-mail or other communication disclosing the extension by 7:00 a.m., Mountain Time, on the U.S. business day following either the day that we changed the offer or the old closing date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received through the Exchange Offer Website or via e-mail or fax by our Stock Administration Team by the deadline will be accepted. We will not accept documents submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service). If you have not received an e-mail confirmation, you must confirm that we have received your election form. (See Section 4.)

Q19.	Is Omniture making a recommendation on whether I should exchange my eligible options?

A19.	No. We are not making any recommendation on whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenge for many employees. The offer does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options. As a result, you must make your own decision on whether or not to participate in this offer. For questions about personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3.)

Q20.	Are there circumstances under which I would not be granted new options?

A20.	Yes. You must remain an active employee of Omniture through the closing date to receive any new options. If you don’t remain an active employee for any reason, you will keep your eligible options, and they will expire and otherwise be treated in accordance with their terms. Please note that our making the offer or the grant of new options does not change your employment status. This means that if you are a U.S. employee, your employment with Omniture will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. (See Section 1.)

Q21.	Am I required to participate in this option exchange?

A21.	No. Participation in this offer is completely voluntary. We will provide you with a summary listing all of your eligible options, and you will be able to decide whether to accept the offer for each eligible option. (See Section 2.)

Q22.	If I participate in this offer, do I have to exchange all of my eligible options?

A22.	No. You may pick and choose which of your eligible options you wish to exchange, including the remaining unexercised portion of any option grant that you have already partially exercised. However, we will not accept partial tender of an eligible option grant. You must elect to exchange all of the unexercised shares subject to each eligible option grant or none of the shares for that particular grant. You may elect to exchange a particular eligible option grant while electing to decline this offer with regards to another of your eligible option grants.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

• Your first option grant covering 300 remaining unexercised shares,

• Your second option grant covering 1,000 shares,

• Your third option grant covering 2,000 shares,

• Two of your three option grants,

• All three of your option grants, or

• None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant. (See Section 2.)

Q23.	Will I give up all of my rights under the exchanged options?

A23.	Yes. Once we accept your exchanged options, they will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on June 15, 2009. (See Section 6.)

Q24.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A24.	No. Once your exchanged options have been cancelled, we will immediately grant your new options. You will not need to do anything else to receive your new options. (See Section 1.) Note that if the closing date is delayed, the cancellation of eligible options and the grant of new options will also be delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6.)

Q25.	Would I be able to exchange shares of Omniture common stock that I acquired upon exercise of my Omniture stock options?

A25.	No. This offer would apply only to outstanding Omniture stock options that are eligible options under the terms of the offer, not actual shares of common stock. You would not be able to exchange shares of Omniture stock that you own outright as a result of a previous exercise of your stock options, or any other shares of Omniture common stock.

Q26.	Under which Plan will my new options be issued?

A26.	If your exchanged options were originally granted under our 2006, 2007 or 2008 Equity Incentive Plans, your new options will be issued from the same plan. If your exchanged options were originally granted under the Avivo Corporation 1999 Equity Incentive Plan or the Touch Clarity Limited 2006 U.S. Stock Plan, your new options will be granted under our 2006 Equity Incentive Plan. If you are an employee based outside of the U.S., your new options will be issued from our 2006 Equity Incentive Plan, even if your exchanged options were originally granted under a different plan. For a summary of the material terms of all our Plans, please see the descriptions provided in our most recent proxy statement filed with the SEC on April 17, 2009. (See Section 9.) However, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence and the non-U.S. version of the option agreement (including any country-specific appendix) attached to this offer to determine whether different terms will apply. (See Section 6.)

Q27.	What happens to my eligible options that are not exchanged in the offer?

A27.	If we do not receive your election form by the offer deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will retain their current terms and conditions including their term, exercise price and vesting schedule. (See Section 6.)

Q28.	How does Omniture determine whether an option has been properly tendered?

A28.	We will determine all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. We may reject any election forms that we determine are not in the correct form or that are unlawful to accept. We will accept all properly tendered election forms for eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of eligible options will be deemed to have been properly made until all defects or irregularities with the applicable election form or otherwise have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not be liable for failure to give any notice. (See Section 4.)

Q29.	Will I have to pay taxes if I participate in the offer?

A29.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time exchanged options are cancelled and new options are granted. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14.)

In addition, if this offer is open for 30 calendar days or more and you do not tender your eligible options that are classified as incentive stock options, the option will be deemed to have been modified with the result that the date of grant for purposes of the 2-year holding period necessary to receive favorable tax treatment will be the date of this offer starts and you will not receive any credit for the time from the original grant date of your option and the start of this offer. However, we currently anticipate that the offer will only remain open for 29 calendar days.

If you are a citizen or tax resident of a country other than the U.S., the tax and social insurance consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to this offer for your country of residence which discusses the tax consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q30.	Will I receive a new option agreement?

A30.	Yes. All new options will be subject to a new option agreement between you and Omniture, as well as to the terms and conditions of the Plan under which they are granted. If your new options are granted under a different Plan than the Plan under which your exchanged options were granted, the change generally will not substantially and adversely affect your rights. For a summary of the material terms of all our Plans, please see the descriptions provided in our most recent proxy statement filed with the SEC on April 17, 2009. (See Section 6 and Section 9.)

If you are an employee outside of the United States, all new options will be subject to a non-U.S. option agreement between you and Omniture and the accompanying country-specific appendix, as well as to the terms and conditions of the Plan pursuant to which the new options are issued. The non-U.S. option agreement and country specific appendix contain certain terms and conditions which may apply outside of the United States including terms and conditions relating to taxes, data privacy, labor laws, securities laws, exchange control laws, restrictions on exercise and/or methods of payment (if any) and the governing law of the applicable Plan and option agreement. (See Section 6 and Section 15.)

Q31.	Are there any conditions to this offer?

A31.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Exchange Offer. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2 and Section 7.)

Q32.	Who can I speak with if I have questions about the offer, or if I need additional copies of the offer documents?

A32.	For additional information or assistance, you should contact the Exchange Offer Hotline at (801) 932-7504. (See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences in the U.S. and Schedule C discussing the tax consequences for employees outside the U.S., as well as the rest of this Exchange Offer for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Exchange Offer, the words “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Exchange Offer. You should carefully consider these risks, in addition to the other information in this Exchange Offer and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date of this Exchange Offer.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the number of shares subject to new options, the vesting schedule and expiration date for new options, and the tax treatment of new options may differ from that of the exchanged options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted in this exchange offer in the event that the price of our common stock increases from the price of our common stock on the closing date.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If you elect to participate in the offer, your new options will be subject to a new vesting schedule and a shortened term.

If you elect to participate in this offer, all of the shares subject to your new options will be subject to a new vesting schedule and a shortened term. Each new option will be subject to a new vesting schedule that begins on the closing date and will vest in equal amounts each month over a 36, 42, 48, 54 or 60-month period, depending on the date on which your exchanged options were granted and whether you are a Section 16 Officer. Further, each new option will have a shortened term of five (5) or seven (7) years depending on whether you are a Section 16 Officer. Those option holders who do not participate in this offer and retained their original options would not be subject to the new vesting schedule and would retain the original 10-year term of their original options. As a result, in some instances, such option holders may potentially realize greater financial benefits if they had retained their original options with their original vesting schedules and term.

Tax-Related Risks

Your new options will be nonstatutory stock options even if your eligible options are incentive stock options.

The new options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Exchange Offer, and see the tax disclosure set forth under Section 14 of the Exchange Offer.

U.S. employees who do not participate in this exchange may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, you may not dispose of the shares subject to the option prior to two years after the grant date and one year after the date you exercise the option. If this offer is open for 30 calendar days or more and you do not tender your eligible options that are classified as incentive stock options, the date of grant for purposes of the 2-year holding period necessary to receive favorable U.S. tax treatment will restart as of May 18, 2009, and you will not receive any credit for the time from the original grant date of your option. As a result, if this offer is open for 30 calendar days or more, in order for your eligible options classified as incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell or otherwise dispose of the shares subject to your option until the passage of more than 2 years from the new deemed option grant date, which is expected to be as of May 18, 2009, and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. The offer currently is expected to remain open for twenty-nine (29) calendar days, and so we do not expect there to be a deemed modification of any eligible options classified as incentive stock options. Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your new options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Exchange Offer, and see the tax disclosure set forth under Section 14 of the Exchange Offer.

Tax-related risks for non-U.S. employees.

Non-U.S. employees should carefully review Schedule C attached to this offer for their country of residence to determine whether participation in the offer could trigger any negative tax consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Other Risks

Risks Related to Our Business

We have a history of significant net losses, may incur significant net losses in the future and may not achieve or maintain profitability.

We have incurred significant losses in recent periods, including net losses of $7.7 million in 2006, $9.4 million in 2007, $44.8 million in 2008 and $8.2 million for the three months ended March 31, 2009, primarily as a result of significant investments that we have made in our network infrastructure and sales and marketing organization, as well as stock-based compensation expense associated with the issuance of stock awards and amortization of intangible assets acquired in our acquisitions. At March 31, 2009, we had an accumulated deficit of $101.2 million. We may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. In addition, over time we expect to continue to increase operating expenses as we implement initiatives to continue to grow our business, which include, among other things, plans for continued international expansion, increasing our sales force, expansion of our infrastructure to manage our growth and increased complexity of our business, investments to acquire and integrate companies and technologies, the development of new services and general and administrative expenses. If our revenues do not increase to offset these expected increases in costs and operating expenses, we will not be profitable. You should not consider our revenue growth in recent periods as indicative of our future performance. In fact, we expect our rate of revenue growth to decline in future periods, and our revenues could also decline. Accordingly, we cannot assure you that we will be able to achieve or maintain profitability in the future.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our quarterly results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly results of operations fall below the expectations of securities analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly results of operations may result from a number of factors, including, but not limited to, those listed below:

•	our ability to increase sales to existing customers and attract new customers;

•	the addition or loss of large customers;

•	the timing of implementation of new or additional services by our customers;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among our competitors or our strategic partners;

•	our ability to integrate acquired products and services into our online marketing suite or migrate existing customers of companies we have acquired to our products and services;

•	general economic conditions, including the current economic downturn and uncertainty in the financial markets, which may cause a decline in customer or consumer activity;

•	seasonal variations in the demand for our services and the implementation cycles for our new customers;

•	levels of revenues from our larger customers, which have lower per transaction pricing due to higher transaction commitments;

•	changes in our pricing policies or those of our competitors;

•	service outages or delays or security breaches;

•	the extent to which any of our significant customers or the significant customers of the companies that we have acquired terminate their service agreements with us or reduce the number of transactions from which we capture data pursuant to their service agreements;

•	the purchasing and budgeting cycles of our customers;

•	limitations of the capacity of our network and systems;

•	the timing of expenses associated with the addition of new employees to support the growth in our business;

•	the timing of expenses related to the development or acquisition of technologies, services or businesses;

•	potential goodwill and intangible asset impairment charges associated with acquired businesses;

•	potential foreign currency exchange losses associated with transactions and balances denominated in foreign currencies, including our foreign currency hedging transactions;

•	expenses associated with the management or growth of our increasingly international operations; and

•	geopolitical events such as war, threat of war or terrorist actions.

We believe our quarterly revenues and results of operations may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

The current economic downturn and uncertainty in the financial markets in the U.S. and internationally may adversely affect our business and our financial results.

The current economic downturn and uncertainty in the financial markets in the U.S. and internationally may adversely affect our business and our financial results. If economies in the U.S. and internationally remain unstable or weaken, or if businesses or consumers perceive that these economic conditions may continue or weaken, we may experience declines in the sales or renewals of our online business optimization services, as customers delay or defer buying or renewal decisions and as consumers curtail their level of online spending activity. Moreover, these economic conditions and uncertain financial markets have caused companies across many of the industries we serve, particularly in the financial services, automotive and retail sectors, to experience downturns in their businesses, which may cause our customers in these industries to reduce the level of services they purchase from us, to delay payments for our services beyond the stated payment terms or even to go out of business. As a result, we cannot predict what impact the current economic downturn and uncertainty of the financial markets will have on our business, but expect that such events may have an adverse effect on our business and our financial results in the current quarter and future periods.

We have derived a majority of our subscription revenues from sales of our Omniture SiteCatalyst service. If our Omniture SiteCatalyst service is not widely accepted by new customers, our operating results will be harmed.

We derive a majority of our revenues from subscriptions to our Omniture SiteCatalyst service, and we expect that we will continue to derive a majority of our revenues from our Omniture SiteCatalyst service in the future. Omniture SiteCatalyst was responsible for 78%, 64% and 60% of our total revenue during 2007, 2008 and for the three months ended March 31, 2009, including revenues from Omniture SiteCatalyst HBX, respectively. In 2007, 2008 and the three months ended March 31, 2009, 22%, 36% and 40% of our revenue, respectively, was derived from products and services other than our Omniture SiteCatalyst service. As a result, we expect that we will continue to be highly dependent on the success of our Omniture SiteCatalyst service for the foreseeable future. If our Omniture SiteCatalyst service is unable to remain competitive and provide value to our customers, our ability to achieve widespread acceptance of our Omniture SiteCatalyst service may be hindered and our revenue growth and business will be harmed. Further, if our Omniture SiteCatalyst service experiences unanticipated pricing pressure, our revenues and margins may be adversely affected.

If we are unable to develop or acquire new services, or if the new services that we develop or acquire do not achieve market acceptance, our revenue growth will be harmed.

Our ability to attract new customers and increase revenues from existing customers will depend in large part on our ability to enhance and improve existing services and to introduce new or acquired services in the future. The success of any enhancement or new service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or service. Any new service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenues. For example, we have introduced Omniture Genesis and Omniture Recommendations, but we have not yet received significant revenues from these services. We acquired Offermatica and Visual Sciences and certain of the assets of Mercado in the last 18 months resulting in an expansion of our product and service offerings; however, we may experience difficulties in integrating those acquired products and services into our online marketing suite, and we may not be successful in selling the acquired or integrated products and services into our customer base. Additionally, our existing and prospective customers may develop their own competing technologies, purchase competitive products or services or engage third-party providers. If we are unable to successfully develop or acquire new services or enhance our existing services to meet customer requirements, or if we are unsuccessful in increasing revenue from sales of our new or acquired products and services, our revenue growth will decline and our business and operating results will be adversely affected.

Our business depends substantially on customers renewing their subscriptions for our online business optimization services. Any decline in our customer renewals would harm our future operating results.

We sell our online business optimization services pursuant to service agreements that are generally one to three years in length. Our customers have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period and we cannot provide assurance that these subscriptions will be renewed at the same or higher level of service, if at all. In fact, some of our customers have elected not to renew their agreements with us. Moreover, under some circumstances, some of our customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements. We cannot assure you that we will be able to accurately predict future customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors, mergers and acquisitions affecting our customer base, reductions in our customers’ spending levels, or declines in consumer internet activity as a result of the current economic downturn and uncertainty in the financial markets. If our customers do not renew their subscriptions for our services or if they renew on less favorable terms to us, our revenues may decline and our business will suffer.

If we are unable to attract new customers or to sell additional services to our existing customers, our revenue growth will be adversely affected.

To increase our revenues, we must regularly add new customers, sell additional services to existing customers and encourage existing customers to increase their minimum commitment levels. If our existing and prospective customers do not perceive our services to be of sufficiently high value and quality, we may not be able to attract new customers or increase sales to existing customers and our operating results will be adversely affected. We have incurred significant expenses and made investments in connection with the internal development and acquisition of new products or services, such as Omniture Genesis, Omniture Test&Target, Omniture Discover, Omniture Discover OnPremise, Omniture Discover OnPremise for Retail, Omniture Merchandising, Omniture SiteSearch, Omniture Survey and Omniture Recommendations, that are integrated into our Omniture Online Marketing Suite. Many of these products or services have only recently been commercially introduced by us and we may have difficulty selling these products to new and existing customers and these products or services may not achieve broad commercial acceptance. In that event, our operating results may be adversely affected and we may be unable to grow our revenue or achieve or maintain profitability.

If we do not successfully integrate our recent acquisitions, or if we do not otherwise achieve the expected benefits of the acquisitions, our growth rate may decline and our operating results may be materially harmed.

Since 2007, we have acquired five businesses. If we fail to successfully integrate the business and operations of these acquired companies and assets, we may not realize the potential benefits of those acquisitions. The integration of these acquisitions, particularly the integration of the Visual Sciences acquisition, will be a time-consuming and expensive process, has resulted in the incurrence of significant ongoing expenses, including the addition of a number of personnel to manage and oversee our integration efforts, and may disrupt our operations if it is not completed in a timely and efficient manner. If our integration effort is not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. In addition, we may not achieve anticipated synergies or other benefits of these acquisitions. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including the following:

•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to accept new services or to continue using the products and services of the combined company, including difficulties in migrating HBX customers to SiteCatalyst;

•	difficulties in successfully integrating the management teams and employees of the acquired companies;

•	challenges encountered in managing larger, more geographically dispersed operations;

•	loss of key employees;

•	diversion of the attention of management from other ongoing business concerns;

•	potential incompatibility of technologies and systems;

•	potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the acquisitions; and

•	potential incompatibility of business cultures.

If we do not meet the expectations of our existing customers or those of the acquired companies, particularly those of Visual Sciences, Offermatica or Mercado, then these customers may cease doing business with us altogether, which would harm our results of operations and financial condition.

We intend to continue making acquisitions of, or investments in, other companies and technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

As part of our business strategy, we expect to continue to make acquisitions of, or investments in, complementary services, technologies or businesses to address the need to develop new products and enhance existing products. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals, such as government regulation, which are beyond our control. Consequently, we can make no assurances that these transactions, once undertaken and announced, will close.

Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business, as well as cause difficulties in completing projects associated with in-process research and development. Acquisitions also involve risks associated with difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions. In addition, the revenue of an acquired business may be insufficient to offset increased expenses associated with the acquisition. Acquisitions can also lead to large and immediate charges that can have an adverse effect on our results of operations as a result of write-offs for items such as impairment of in-process research and development, acquired intangible assets, goodwill, the recording of stock-based compensation and transaction-related costs and restructuring charges associated with these acquisitions. In addition, we may lack experience operating in the geographic market of the businesses that we acquire. Further, international acquisitions and acquisitions of companies with significant international operations, such as our two recent European acquisitions and our acquisition of Visual Sciences, as well as our recent acquisition of certain assets, some of which are located in Israel, from Mercado, increase our exposure to the risks associated with international operations. Moreover, we cannot assure you that the anticipated benefits of any future acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use a substantial portion of our cash resources that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	assume or incur large charges or substantial liabilities, including payments to NetRatings under our agreements with it;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•	become subject to adverse accounting or tax consequences, substantial depreciation, amortization, impairment or deferred compensation charges;

•	make severance payments and provide additional compensation to executives and other personnel;

•	incur charges related to the elimination of duplicative facilities or resources;

•	incur legal, accounting and financial advisory fees, regardless of whether the transaction is completed; and

•	become subject to intellectual property or other litigation.

The significant network equipment requirements of our business model make it more difficult to achieve positive cash flow and profitability if we continue to grow rapidly.

Our business model involves our making significant upfront and ongoing capital expenditures and incurring lease expense for network operations equipment, such as servers and other network devices. Because the time frame for evaluating and implementing our services, particularly for larger implementations, can be lengthy, taking up to 90 days or longer, and because we begin to invoice our customers only after the service implementation is complete, generally we make these expenditures well before we receive any cash from the customer. Consequently, it takes a number of months or longer to achieve positive cash flow for a customer. As a result, rapid growth in customers would require substantial amounts of cash. In addition, because of the lengthy implementation periods for new customers, we experience a delay between the increase in our operating expenses and the generation of corresponding revenues. We depreciate our capital equipment over a period of approximately four years and incur lease expense associated with equipment acquired under operating leases over the lease term, which is generally three years, with depreciation and lease expense being included in our cost of subscription revenues beginning immediately upon our receipt of the equipment. We recognize revenue, at the earliest, only when we complete implementation of our services and invoice the customer. Thus, it can take us a number of months or longer to become profitable with respect to any given new customer.

Our growth depends upon our ability to add new and retain existing large customers; however, to the extent we are successful in doing so, our gross margins and ability to achieve profitability and positive cash flow may be impaired.

Our success depends on our ability to sell our online business optimization services to large customers and on those customers continuing to renew their subscriptions with us in successive years. We derive a significant percentage of our total revenues from a relatively small number of large customers, and the loss of any one or more of those customers could decrease our revenues and harm our current and future operating results. However, the addition of new large customers or increases in minimum commitment levels by large existing customers requires particularly large capital expenditures and long implementation periods, resulting in longer than usual time periods to profitability and positive cash flow with respect to these customers. In addition, we generally sell our services to our large customers at a price per transaction lower than we do for other customers due to their larger transaction commitments. Finally, some of our customers have in the past required us to allocate dedicated personnel to provide our services as a condition to entering into service agreements with us. As a result, new large customers or increased usage of our services by large customers may cause our gross margins to decline and negatively impact our profitability and cash flows in the near term.

Because we recognize subscription revenue over the term of the applicable agreement, the lack of subscription renewals or new service agreements may not immediately be reflected in our operating results.

The majority of our quarterly revenues represent revenues attributable to service agreements entered into during previous quarters. As a result, a decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenues for the corresponding quarter but will negatively affect our revenues in future quarters. Additionally, the effect of significant downturns in sales and market acceptance of our services in a particular quarter may not be fully reflected in our results of operations until future periods. Our business model would also make it difficult for any rapid increase in new or renewed service agreements to increase our revenues in any one period because revenues from new customers must be recognized over the applicable service agreement term.

We have limited experience with respect to our pricing model and if the prices we charge for our services are unacceptable to our customers, our revenues and operating results may experience volatility or be harmed.

We have limited experience with respect to determining the appropriate prices for our services that our existing and potential customers will find acceptable. As the market for our services matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as we have used historically. For example, we face competition from businesses that offer their services at substantially lower prices than our services or for free. In addition, we have only recently commercially introduced certain of our services and other services that we offer have only recently been acquired or integrated into our online marketing suite. The price at which our customers may be willing to purchase our recently introduced or acquired services may be lower or different than we expect, which may cause our revenue or operating results to be adversely affected. As a result, in the future it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our revenues, gross margin and operating results.

The market for on-demand services, in general, and for online business optimization services, in particular, is at an early stage of development, and if it does not develop or develops more slowly than we expect, our business will be harmed.

The market for on-demand services, in general, and for online business optimization services, in particular, is at an early stage of development, and it is uncertain whether these services will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of companies to increase their use of on-demand services, in general, and for online business optimization services, in particular. Many companies have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate to on-demand services. Other factors that may affect market acceptance include:

•	the security capabilities, reliability and availability of on-demand services;

•	customer concerns with entrusting a third party to store and manage their data;

•	public concern regarding privacy;

•	the enactment of laws or regulations that restrict our ability to provide existing or new services to customers in the U.S. or internationally;

•	the level of customization or configuration we offer;

•	our ability to maintain high levels of customer satisfaction;

•	our ability to provide reports in real time during periods of intense activity on customer Web sites;

•	the price, performance and availability of competing products and services;

•	the rate of continued growth in online commerce and online advertising; and

•	the current and possible future imposition by federal, state and local agencies of taxes on goods and services that are provided over the Internet.

The market for these services may not develop further, or it may develop more slowly than we expect, either of which would harm our business.

We operate in a highly competitive market, which could make it difficult for us to acquire and retain customers.

We compete in a rapidly evolving and highly competitive market. A significant portion of our business competes with third-party, on-demand services, software vendors and online marketing service providers, as well as multivariate testing providers, intra-site search vendors, merchandising solutions providers, channel analytics providers, product recommendations providers and survey providers.

Our current principal competitors include:

•	companies, such as Coremetrics, Inc., Google Inc., Microsoft Corporation, Nedstat Ltd., Yahoo! Inc. (which has acquired Tensa Kft., more commonly known as IndexTools) and WebTrends Inc. that offer on-demand services;

•	software vendors, such as Epiphany, Inc. (acquired by SSA Global, which is now owned by Infor), Nielsen/NetRatings, a part of the Nielsen Online Unit of the Nielsen Company, Unica Corporation (which acquired Sane Solutions, LLC) and SAS Institute, Inc.;

•	online marketing service providers, such as aQuantive, Inc. (acquired by Microsoft), DoubleClick Inc. (acquired by Google) and 24/7 Real Media, Inc. (acquired by WPP);

•	multivariate testing providers, such as Optimost LLC (acquired by Interwoven, which was acquired by Autonomy Corporation plc), Memetrics (acquired by Accenture), Kefta, Inc. (acquired by Acxiom Digital) and [x + 1], Inc.;

•	intra-site search vendors, such as Autonomy Corporation plc, Endeca Technologies Inc., FAST Search and Transfer ASA (acquired by Microsoft) and Google;

•	merchandising solutions providers such as Endeca (ThanxMedia), Celebros Ltd, SLI Systems, Nextopia Software Corporation and Fredhopper;

•	channel analytics providers, such as Truviso, Inc., Clickfox, Inc., Qliktech International AB and Aster Data Systems, Inc.;

•	product recommendations providers, such as Aggregate Knowledge, Inc., Baynote, Inc., Certona Corporation, Rich Relevance, Inc. and Amadesa, Inc.; and

•	survey providers such as OpinionLab, Inc., iPerceptions, Inc. and Foresee Results, Inc.

Many of the companies that offer Web analytics software offer other products or services and as a result could also bundle their products or services, which may result in these companies effectively selling their products or services at or below market prices.

Some of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and substantially greater resources, including sales and marketing, financial and other resources. As a result, these competitors may be able to:

•	absorb costs associated with providing their products at a lower price;

•	devote more resources to new customer acquisitions;

•	respond to evolving market needs more quickly than we can; and

•	finance more research and development activities to develop better services.

In addition, large software, Internet and database management companies may enter the market or enhance their Web analytics capabilities, either by developing competing services or by acquiring existing competitors or strategic partners of ours, and compete against us effectively as a result of their significant resources and preexisting relationships with our current and potential customers. For example, Google offers a Web analytics service free of charge, and acquired DoubleClick, one of our strategic partners, in March 2008. Also, Microsoft offers a Web analytics service free of charge, and it acquired aQuantive in August 2007. Further, Yahoo! also offers a Web analytics service based on its 2008 acquisition of IndexTools.

If our services achieve broader commercial acceptance and as we introduce additional services, we expect that we will experience competition from additional companies.

If we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience limited revenue growth, reduced revenues and operating margins and loss of market share.

We rely on third-party service providers to host and deliver our services, and any interruptions or delays in services from these third parties could impair the delivery of our services and harm our business.

We primarily host our services, and serve our customers from 23 third-party data center facilities located in the United States, Europe and Australia. We do not control the operation of any of these facilities, and depending on service level requirements, we may not operate or maintain redundant data center facilities for all of our services or for all of our customers’ data, which increases our vulnerability. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. Additionally, our data center facility agreements are of limited durations, and our data facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. Some of our data center facility agreements require that we pay for a variable component of power costs and provides for discretionary increases, up to a maximum amount, to the price we pay for use of the facility, thereby potentially subjecting us to variations in the cost of power and hosting fees. In addition, data centers suitable for the hosting of our services have become limited in supply and availability and, in the future, it may be difficult to obtain additional data center capacity and related hardware to accommodate our growth or we may be required to incur significant expenditures to acquire or develop capacity that meets our future needs. If we are unable to renew our agreements with the facilities on commercially reasonable terms, we may experience delays in the provisioning of our services until an agreement with another data center facility can be arranged or may be required to incur significant expenditures, either of which scenario would adversely impact our financial condition or operating results.

We depend on access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason, we could experience disruption in our services or we could be required to retain the services of a replacement bandwidth provider.

Our operations rely heavily on the availability of electricity, which also comes from third-party providers. If we or the third-party data center facilities that we use to deliver our services were to experience a major power outage or if the cost of electricity increases significantly, our operations would be harmed. If we or our third-party data centers were to experience a major power outage, we would have to rely on back-up generators, which may not work properly, and their supply might be inadequate during a major power outage. Such a power outage could result in a disruption of our business.

Any errors, defects, interruptions, delays, disruptions or other performance problems with our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenues, cause us to issue credits to customers, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business would be harmed if our customers and potential customers believe our services are unreliable.

If we fail to respond to rapidly changing technological developments or evolving industry standards, our services may become obsolete or less competitive.

The market for our services is characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. If we are unable to develop enhancements to, and new features for, our existing services or acceptable new services that keep pace with rapid technological developments, our services may become obsolete, less marketable and less competitive and our business will be harmed.

We have experienced rapid growth in recent periods organically and through acquisitions. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We have substantially expanded our overall business, customer base, headcount and operations in recent periods both domestically and internationally. Our total number of full-time employees increased from 353 at December 31, 2006 to 1,204 at March 31, 2009. In addition, during this same period, we made substantial investments in our network infrastructure operations, research and development and sales and marketing as a result of our growth, and have significantly expanded our geographic presence with the acquisition of two European companies and two companies based in the United States, one of which in particular had significant international reach in its operations, as well as certain of the assets of an additional business, many of which were located in Israel. We will need to continue to expand our business. We anticipate that this expansion will require substantial management effort and significant additional investment in our infrastructure. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures, particularly in view of the complexities associated with more geographically dispersed operations. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margins or cause our operating expenses to increase in any particular quarter. Our historic expansion has resulted in increased responsibilities and has placed, and our expected future growth will continue to place, a significant strain on our managerial, administrative, operational, financial and other resources and will result in new and increased responsibilities for management personnel. There can be no assurance that our management, personnel, systems, procedures, and controls are, or will be, adequate to support our existing and future operations or that we will continue to grow. If we fail to recruit and retain sufficient and qualified managerial, operational, or financial personnel or to implement or maintain internal systems that enable us to effectively manage our growing business and operations worldwide, our financial results in any given period may be adversely affected and our business and financial condition could be materially harmed. If we are unable to otherwise manage our growth successfully, we may experience unanticipated business problems or service delays or interruptions, which may damage our reputation or adversely affect the operating results of our business.

Failure to cost-effectively utilize and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our services.

Increasing our customer base and profitably achieving broader market acceptance of our services will depend to a significant extent on our ability to cost-effectively improve the effectiveness of and expand our sales and marketing operations and our ability to effectively consolidate our sales channels to achieve efficiencies. We expect to be substantially dependent on our direct sales force to obtain new customers. We have recently significantly expanded the size of our direct sales force and plan in the near future to consolidate our sales channels to increase efficiency and in the long term to continue to incrementally expand our direct sales force both domestically and internationally over time. We believe that there is significant competition for direct sales personnel with the sales skills and technical knowledge that we require. Our ability to achieve significant growth in revenues in the future will depend, in large part, on our effectively utilizing our existing direct sales force and our success in recruiting, training and retaining sufficient numbers of direct sales personnel over time. Moreover, new hires require significant training and, in most cases, take a significant period of time before they achieve full productivity. Our recent hires, sales personnel added through our recent business acquisitions and future planned hires may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Our business will be seriously harmed if these expansion efforts do not generate a corresponding significant increase in revenues and we are unable to achieve the efficiencies we anticipate.

Our growth depends in part on the success of our strategic relationships with third parties, including technology integration, channel partners and resellers of our services.

We may not be able to develop or maintain strategic relationships with third parties with respect to either technology integration or channel development for a number of reasons, including because of relationships with our competitors or prospective competitors. For example, we launched Omniture Genesis as part of our strategy to broaden our online marketing suite. Further, we recently established a strategic partner relationship with WPP, one of the world’s largest communications services companies, and we also expect to enter into similar relationships with other companies. If we are unsuccessful in establishing or maintaining our strategic relationships with these and other third parties, our ability to compete in the marketplace or to grow our revenues would be impaired and our operating results would suffer. Further, if search engine or other online marketing providers restrict access to their networks or increase the currently nominal prices they charge for the use of their application programming interfaces, our ability to deliver services of sufficiently high value to our customers at a profitable price will be negatively affected. Even if we are successful in establishing and maintaining these relationships, we cannot assure you that these will result in increased customers or revenues.

Because our long-term success depends, in part, on our ability to expand the sales of our services to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We currently maintain offices outside of the United States and currently have operations, sales personnel or independent consultants in several countries. In the first quarter of 2007, we acquired Instadia, which has its principal operations in Copenhagen, Denmark, and Touch Clarity, which has its principal operations in London, England, and we also acquired Offermatica in the fourth quarter of 2007 and Visual Sciences, which has significant international reach in its operations, in the first quarter of 2008. In the fourth quarter of 2008, we acquired certain of the assets of Mercado, some of which are located in Israel, and we opened an office in Israel. These acquisitions significantly increased the scope and complexity of our international operations. We have limited experience operating in foreign jurisdictions at such scale. Our inexperience in operating our business outside of the United States increases the risk that our current and any future international expansion efforts will not be successful. In addition, conducting international operations subjects us to new risks that we have not generally faced in the United States. These include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	general economic conditions in international markets, including the current global economic downturn and uncertainty in the global financial markets, which may cause a decline in customer or consumer activity;

•	localization of our services, including translation into foreign languages and associated expenses;

•	dependence on certain third parties to increase customer subscriptions;

•	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;

•	increased financial accounting and reporting burdens and complexities;

•	political instability abroad, terrorist attacks and security concerns in general (particularly in Israel and the Middle East); and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing, acquiring or integrating operations in other countries will produce desired levels of revenues or profitability.

As we expand our international operations, we will be required to recruit and retain experienced management, sales and technical personnel in our international offices, and we expect that the identification, recruitment, training and retention of such personnel will require significant management time and effort and resources. Competition for employees with the skills required, particularly management, engineering and other technical personnel, is intense, and there can be no assurance that we will be able to attract and retain highly skilled employees in sufficient numbers to sustain our current business or to support future growth. We may need to pay recruiting or agency fees and offer additional compensation or incentives to attract and retain these and other employees, resulting in an increase to our operating expenses.

Because we conduct business internationally in several countries, our results of operations and cash flows are subject to fluctuations due to changes in currency exchange rates, primarily related to the Australian dollar, British pound, Canadian dollar, Danish krone, European Union euro, Japanese yen and Swedish krona.

Our exposure to foreign exchange rate fluctuations arise in part from: (1) translation of the financial results of foreign subsidiaries into U.S. dollars in consolidation; (2) the re-measurement of non-functional currency assets, liabilities and intercompany balances into U.S. dollars for financial reporting purposes; and (3) non-U.S. dollar denominated sales to foreign customers. The primary effect on our results of operations from a strengthening U.S. dollar is a decrease in revenue, partially offset by a decrease in expenses. Conversely, the primary effect of foreign currency transactions on our results of operations from a weakening U.S. dollar is an increase in revenues, partially offset by an increase in expenses. As a result, fluctuations in the value of the United States dollar and foreign currencies may make our services more expensive for international customers or increase the cost of our international operations, which could harm our business.

We may be liable to our customers and may lose customers if we provide poor service, if our services do not comply with our agreements or if we are unable to collect customer data or otherwise lose customer data.

Because of the large amount of data that we collect and manage on behalf of our customers, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, our ability to collect and report data may be delayed or interrupted by a number of factors, including our inability to access the Internet, the failure of our network or software systems, security breaches or variability in visitor traffic on customer Web sites. In addition, computer viruses may harm our systems causing us to lose data, and the transmission of computer viruses could expose us to litigation. We may also find, on occasion, that we cannot deliver data and reports to our customers in near real time because of a number of factors, including significant spikes in consumer activity on their Web sites or failures of our network or software. We may be liable to our customers for damages they may incur resulting from these events, such as loss of business, loss of future revenues, breach of contract or for the loss of goodwill to their business. In addition to potential liability, if we supply inaccurate information or experience interruptions in our ability to capture, store and supply information in near real time or at all, our reputation could be harmed and we could lose customers.

Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

A rapid expansion of our network and systems could cause us to lose customer data or cause our network or systems to fail.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. For example, if we secure a large customer or a group of customers with extraordinary volumes of information to collect and process, we may suddenly require additional bandwidth and our existing systems may not be able to process the information. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be able to provide it only on a delayed basis, or our network may temporarily shut down if we fail to expand our network to meet future requirements. Many of these risks are exacerbated as a result of our recent acquisitions, which have and will continue to require us to integrate network operations involving different operational procedures, security applications and hardware configurations. Any lapse in our ability to collect or transmit data will decrease the value of the data, prevent us from providing the complete data that may be requested by our customers and affect some of our customers’ Web pages. Any disruption in our network processing or loss of data may damage our reputation and result in the loss of customers.

A security incident could subject us to liability and may result in lost customers.

Because we hold large amounts of customer data and host them in third-party facilities, a security incident may compromise the integrity or availability of customer data, or customer data may be exposed to unauthorized access. Security incidents may result from failure to follow security policies or procedures; inadequate security policies, procedures or controls; failure of physical security controls by us or a third-party provider; security vulnerability in our code, operating systems, firmware or protocols; administrator error that exposes data or allows for successful exploitation of an otherwise unavailable vulnerability; malicious intent by an employee or a third party with access to our systems; or vulnerabilities where the risk was accepted by management.

Depending upon the nature of the security incident, the scope and duration of the exposure of customer data may vary. This can depend upon many factors, including the attack vector, vulnerability exploited, our ability to detect the incident, and the ability of the attacker. Incidents may be isolated to a single customer, multiple customers at the same site or within a product, or all customers.

Because our services include content that is served on behalf of customers, code that delivers content that is malicious or destructive in nature, or that is not in agreement with our customer contracts, is possible. It is also possible that our services could be misused to launch an attack against others, either by exploiting a flaw in our system, or by using our systems to directly attack others.

It is possible that unauthorized access to customer data may be obtained through inadequate use of security controls by customers. While strong password controls, IP restriction and account controls are provided and supported, their use is controlled by the customer. This could allow accounts to be created with weak passwords, for example, which could result in allowing an attacker to gain access to customer data. Additionally, failure by customers to remove accounts of their own employees, or granting of accounts by the customer in an uncontrolled manner, may allow for access by former or unauthorized customer employees.

We may be liable to our customers for damages they may incur resulting from these events, such as loss of business, loss of future revenues, breach of contract or for the loss of goodwill to their business. In addition to potential liability, if we expose customer data to unauthorized access or otherwise experience a security incident, our reputation could be harmed and we could lose customers.

Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover any claim against us for exposure of customer data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be harmed.

The Internet, software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Many of our service agreements require us to indemnify our customers for third-party intellectual property infringements claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. We, and certain of our customers, have in the past received correspondence from third parties alleging that certain of our services, or customers’ use of our services, violate such third parties’ patent rights. For example, we are aware that several of our customers have received letters from third parties alleging, among other things, that these customers’ online activities, including the use of our services, infringe its patents. Some of these customers have requested that we indemnify them against these allegations. Other customers may receive similar allegations of infringement and make similar requests for indemnification under our service agreement with them or third parties may make claims directly against us. These types of correspondence and future claims could harm our relationships with our customers and might deter future customers from subscribing to our services or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our services to our customers and may require that we procure or develop substitute services that do not infringe.

With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. The technology also may not be available for license at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. For example, in February 2006, we entered into a settlement and patent cross-license agreement with NetRatings, to resolve a patent infringement lawsuit that NetRatings filed against us in May 2005 and to obtain a non-exclusive, worldwide license to NetRatings’ entire patent portfolio. Under the terms of the agreement, we agreed to pay license fees to NetRatings. Additionally, Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) and Visual Sciences, LLC (now known as Visual Sciences Technologies, LLC) also entered into settlement and license agreements with NetRatings, pursuant to which they agreed to pay license fees to NetRatings in exchange for non-exclusive, worldwide licenses to NetRatings’ patents.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

The success of our business depends in large part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We have 31 issued patents in the United States, 2 issued patents in Australia, 1 issued patent in China, and 1 issued patent in the United Kingdom. In addition, we currently have 64 United States and 95 related international patent applications pending. We cannot assure that any patents will issue with respect to our current patent applications in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated or circumvented. Our currently issued patents and any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure that any future service mark registrations will be issued with respect to pending or future applications or that any registered service marks will be enforceable or provide adequate protection of our proprietary rights.

We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more of our key employees or the inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team. Our future success also depends on our ability to attract and retain and motivate highly skilled technical, managerial, marketing and customer service personnel, including members of our management team. Our employees work for us on an at-will basis, however, the laws of some of the international jurisdictions where we have employees may require us to make statutory severance payments in the event of termination of employment. Over time, we generally plan to hire additional personnel in all areas of our business, particularly for our sales, marketing and technology development areas, both domestically and internationally. Competition for these types of personnel is intense, particularly in the Internet and software industries. As a result, we may be unable to successfully attract or retain qualified personnel. Our inability to retain and attract the necessary personnel could adversely affect our business.

Material defects or errors in our software we use to deliver our services could harm our reputation, result in significant costs to us and impair our ability to sell our services.

The software applications underlying our services are inherently complex and may contain material defects or errors. Any defects that cause delays or interruptions to the availability of our services could result in:

•	lost or delayed market acceptance and sales of our services;

•	sales credits or refunds to our customers;

•	loss of customers;

•	diversion of development resources;

•	injury to our reputation; and

•	increased warranty and insurance costs.

The costs incurred in correcting any material defects or errors in our services may be substantial and could adversely affect our operating results. After the release of our services, defects or errors may also be identified from time to time by our internal team and by our customers. These defects or errors may occur in the future.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and are likely to occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, on December 16, 2004, FASB issued SFAS No. 123R. SFAS No. 123R, which we adopted on January 1, 2006, requires that employee stock-based compensation be measured based on its fair value on the grant date and treated as an expense that is reflected in the financial statements over the related service period. As a result of SFAS No. 123R, our results of operations in 2006, 2007, 2008 and 2009 reflect expenses that are not reflected in prior periods, potentially making it more difficult for investors to evaluate our 2006, 2007, 2008 and 2009 results of operations relative to prior periods.

We might require additional capital to support business growth, which might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new services or enhance our existing services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Our credit agreement contains restrictive covenants relating to our capital raising activities and other financial and operational matters, including restrictions on the amount of capital expenditures in any one year, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all, particularly in view of the uncertainty in the U.S. and global financial markets and corresponding liquidity crisis, which may cause us to be unable to access capital from the capital markets. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Under Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, on an on-going basis both we and our external auditors are required to assess the effectiveness of our internal control over financial reporting. The requirements of SOX 404 first became applicable to us on December 31, 2007. Our efforts to comply with SOX 404 have resulted in, and are likely to continue to result in, increased general and administrative expenses and the commitment of significant financial and personnel resources.

Although we believe that our efforts will enable us to remain compliant under SOX 404, we can give no assurance that in the future such efforts will be successful. Our business is complex and involves significant judgments and estimates as described in “Part 1. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.” Any failure to adequately maintain effective internal control over our financial reporting, or consequently our inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Our investments in auction rate securities are subject to risks which may adversely affect our liquidity and cause losses.

At March 31, 2009, we held AAA-rated municipal note investments with par values totaling $21.5 million with an auction reset feature, or auction rate securities, the underlying assets of which are generally student loans which are substantially backed by the U.S. federal government. Auction rate securities are generally long-term instruments that are intended to provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, allowing holders of these instruments to rollover their holdings and continue to own their respective securities or liquidate their holdings by selling the auction rate securities at par. Beginning in February 2008, auctions failed for our holdings because sell orders for these securities exceeded the amount of purchase orders. The funds associated with these failed auctions will not be accessible until the issuer calls the security, a successful auction occurs, a buyer is found outside the auction process, or the security matures. During April 2009, $5.0 million in auction rate securities held by us at March 31, 2009, were fully redeemed at their par value. Because there is no assurance we will be able to liquidate our positions in the remaining $16.5 million of these securities within the next 12 months, we have classified this portion of our auction rate holdings as long-term investments on our consolidated balance sheet. In addition, as there is currently no active market for these remaining securities, we determined there to be a temporary impairment in the value of these securities of $2.5 million and, accordingly, have recorded an unrealized loss on these securities, which is included as a component of other comprehensive loss within stockholders’ equity on our balance sheet at March 31, 2009. At March 31, 2009, we determined the impairment to be temporary because we believe these securities will ultimately be sold at their par values, and at March 31, 2009, we believe we have the ability and the intent to hold them until such time, which could be the securities’ maturity dates. The maturity dates of our auction rate holdings are between the years 2034 and 2042. Until the issuers of our remaining auction rate securities are able to successfully close future auctions or if their credit ratings deteriorate, we may in the future be required to record further impairment charges on these investments, some or all of which we may determine at some point in the future to be other-than-temporary, and our liquidity would be adversely affected to the extent that the cash we would otherwise receive upon liquidation of the investments would not be available for use in the growth of our business and other strategic opportunities.

Our net operating loss carryforwards may expire unutilized, which could prevent us from offsetting future taxable income.

During 2008, we utilized $23.4 million in net operating loss carryforwards to reduce our provision for income taxes for the year. We may utilize additional net operating loss carryforwards to reduce our 2009 provision for income taxes. At December 31, 2008, we had approximately $102.9 million in net operating loss carryforwards for federal income tax purposes, which will begin to expire in 2020, and approximately $2.5 million in federal tax credit carryforwards, which will begin to expire in 2020. These carryforwards will be subject to annual limitations that result in their expiration before some portion of them has been fully utilized. For fiscal years beginning on or after January 1, 2008, through years ending on December 31, 2009, the state of California suspended the utilization of net operating loss carryforwards by taxpayers to reduce their state income taxes. Changes in ownership have occurred that have resulted in limitations in our net operating loss carryforwards under Section 382 of the Internal Revenue Code. As a result of these Section 382 limitations, we can only utilize a portion of the net operating loss carryforwards that were generated prior to the ownership changes to offset future taxable income generated in U.S. federal and state jurisdictions. At December 31, 2008, we also had approximately $25.0 million in net operating loss carryforwards in the United Kingdom, part or all of which may not be available to reduce our future taxable income in the United Kingdom should there be a change in the nature or conduct of our business in the United Kingdom within the three years subsequent to the date of our acquisition of Touch Clarity. In addition, the timing of when we achieve profitability, if ever, and the dollar amount of such profitability will impact our ability to utilize these net operating loss carryforwards. We may not be able to achieve sufficient profitability to utilize some or all of our net operating loss carryforwards prior to their expiration.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that we believe our culture fosters, and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation and teamwork. As we grow and change, including the changes resulting from the integration of the employees and businesses acquired in connection with our previous acquisitions and that may join us in connection with future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our ability to retain and recruit personnel, and otherwise adversely affect our future success.

Risks Related to Our Industry

Widespread blocking or erasing of cookies or other limitations on our ability to use cookies or other technologies that we employ may impede our ability to collect information and reduce the value of our services.

Our services currently use “cookies,” which are small files of information placed on a Web site visitor’s computer in connection with that visitor’s browsing activity on one of our customer’s Web site(s), and “clear GIFs” (also known as pixel tags or Web beacons), which are small images placed on a Web page to facilitate the collection of visitor browsing data on such customer’s Web site(s). These technologies help us to aggregate and analyze the Web site usage patterns of visitors to our customers’ Web sites. The use of third-party cookies may be construed as obscure in the eyes of the public or governmental agencies, including non-U.S. regulators. We encourage our customers to send our cookies from their own Web sites and, when they are unwilling to do so, we mark all newly implemented third-party cookies with their dual origin to indicate that they are both from our customer’s Web site and from us. However, we cannot assure you that these measures will succeed in reducing any risks relating to the use of third-party cookies.

Most currently available Web browsers allow site visitors to modify their settings to prevent or delete cookies. Additionally, widely available software allows site visitors to sweep all cookies from their computers at once. Similarly, several software programs, sometimes marketed as ad-ware or spyware detectors, may misclassify the cookies our customers are using as objectionable and prompt site visitors to delete or block them. Several of these same software programs may target the use of clear GIFs. If a large number of site visitors refuse, disable or delete their cookies or clear GIFs or if we are otherwise unable to use cookies or clear GIFs, and if alternative methods or technologies are not developed in a timely manner, the quality of the data we collect for our customers and the value of our services based on that data may be substantially diminished.

We interact with consumers through our customers, so we may be held accountable for our customers’ handling of the consumers’ personal information.

On behalf of our customers, we collect and use anonymous and personal information and information derived from the activities of Web site visitors. This enables us to provide our customers with reports on aggregated anonymous or personal information from and about the visitors to their Web sites in the manner specifically directed by such customers. Federal, state and foreign government bodies and agencies have adopted or are considering adopting laws regarding the collection, use and disclosure of this information. Therefore our compliance with privacy laws and regulations and our reputation among the public body of Web site visitors depend on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumers’ expectations.

We also rely on representations made to us by our customers that their own use of our services and the information we provide to them via our services do not violate any applicable privacy laws, rules and regulations or their own privacy policies. Our customers also represent to us that they provide their Web site visitors the opportunity to “opt-out” of the information collection associated with our services. We do not regularly and formally audit our customers to confirm compliance with these representations. If these representations are false or if our customers do not otherwise comply with applicable privacy laws, we could face potentially adverse publicity and possible legal or other regulatory action.

Domestic or foreign laws or regulations may limit our ability to collect and use Web site visitor information, resulting in a decrease in the value of our services and having an adverse impact on the sales of our services.

State attorneys general, governmental and non-governmental entities and private persons may bring legal actions asserting that our methods of collecting, using and distributing Web site visitor information are illegal or improper, which could require us to spend significant time and resources defending these claims. The costs of compliance with, and the other burdens imposed by, laws or regulatory actions may prevent us from offering services or otherwise limit the growth of our services. In addition, some companies have been the subject of class-action lawsuits and governmental investigations based on their collection, use and distribution of Web site visitor information. Any such legal action, even if unsuccessful, may distract our management’s attention, divert our resources, negatively affect our public image and harm our business.

Various state legislatures have enacted legislation designed to protect consumers’ privacy by prohibiting the distribution of “spyware” over the Internet. Such anti-spyware laws typically focus on restricting the proliferation of certain kinds of downloadable software, or spyware, that, when installed on an end user’s computer, are used to intentionally and deceptively take control of the end user’s machine. We do not believe that the data collection methods employed by our technology constitute “spyware” or that such methods are prohibited by such legislation. Similar legislation has been proposed federally. This legislation, if drafted broadly enough, could be deemed to apply to the technology we use and could potentially restrict our information collection methods. Any restriction or change to our information collection methods would cause us to expend substantial resources to make changes and could decrease the amount and utility of the information that we collect.

Both existing and proposed laws regulate and restrict the collection and use of information over the Internet that personally identifies the Web site visitor. These laws continue to change and vary among domestic and foreign jurisdictions, but certain information such as names, addresses, telephone numbers, credit card numbers and e-mail addresses are widely considered personally identifying. The scope of information collected over the Internet that is considered personally identifying may become more expansive, and it is possible that current and future legislation may apply to information that our customers currently collect without the explicit consent of Web site visitors. If information that our customers collect and use without explicit consent is considered to be personally identifying, their ability to collect and use this information will be restricted and they would have to change their methods, which could lead to decreased use of our services.

Domestic and foreign governments are also considering restricting the collection and use of Internet usage data generally. Some privacy advocates argue that even anonymous data, individually or when aggregated, may reveal too much information about Web site visitors. If governmental authorities were to enact laws that limit data collection practices, our customers would likely have to obtain the express consent of a visitor to its Web sites before it could collect, share or use any of that visitor’s information in connection with our services. Any requirement that a customer must obtain consent from its Web site visitors would reduce the amount and value of the information that we provide to customers, which might cause some existing customers to discontinue using our services. We would also need to expend considerable effort and resources to develop new information collection procedures to comply with an express consent requirement. Even if our customers succeeded in developing new procedures, they might be unable to convince their Web site visitors to agree to the collection and use of such visitors’ information. This could negatively impact our revenues, growth and potential for expanding our business.

We may face liability for the unauthorized disclosure or theft of private information, which could expose us to liabilities and harm our stock price.

Unauthorized disclosure of personally identifiable information regarding Web site visitors, whether through breach of our secure network by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. If there were even an inadvertent disclosure of personally identifiable information, or if a third party were to gain unauthorized access to the personally identifiable information we possess, our operations could be seriously disrupted, our reputation could be harmed and we could be subject to claims (including claims for substantial liquidated damages) pursuant to our agreements with our customers or other liabilities. In addition, if a person penetrates our network security or otherwise misappropriates data, we could be subject to liability. Such perceived or actual unauthorized disclosure of the information we collect or breach of our security could harm our business.

We may face public relations problems as a result of violations of privacy laws and perceived mistreatment of personal information, and these public relations problems may harm our reputation and thereby lead to a reduction in customers and lower revenues.

Any perception of our practices as an invasion of privacy, whether or not illegal, may subject us to public criticism. Existing and potential future privacy laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may create negative public reactions related to our business practices. Public concerns regarding data collection, privacy and security may cause some Web site visitors to be less likely to visit Web sites that subscribe to our services. If enough visitors choose not to visit our customers’ Web sites, our ability to collect sufficient amounts of information and provide our services effectively would be adversely affected, and those Web sites could stop using our services. This, in turn, could reduce the value of our services and inhibit the growth of our business.

Internet-related and other laws could adversely affect our business.

Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. This could negatively affect the businesses of our customers and reduce their demand for our services. Internet-related laws, however, remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

Risks Related to the Securities Markets and Ownership of Our Common Stock

The trading price of our common stock may be subject to significant fluctuations and volatility, and our stockholders may be unable to resell their shares at a profit.

The stock markets, in general, and the markets for high technology stocks in particular, have experienced high levels of volatility. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. These broad market fluctuations have in the past and may in the future adversely affect the trading price of our common stock. In addition, the trading price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. Since our initial public offering, which was completed in July 2006, the price of our common stock has ranged from an intra-day low of $5.60 to an intra-day high of $38.57 through May 15, 2009. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general, and companies in our industry;

•	macroeconomic trends and developments, including the current economic downturn and uncertainty in the financial markets;

•	actual or anticipated changes in our results of operations or fluctuations in our operating results;

•	actual or anticipated changes in the expectations of investors or securities analysts, including changes in financial estimates or investment recommendations by securities analysts who follow our business;

•	speculation in the press or investment community;

•	technological advances or introduction of new products by us or our competitors;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	major catastrophic events;

•	our sale of common stock or other securities in the future;

•	the trading volume of our common stock, as well as sales of large blocks of our stock; or

•	departures of key personnel.

These factors, as well as the announcement of proposed and completed acquisitions or other significant transactions, or any difficulties associated with such transactions, by us or our strategic partners, customers or our current competitors, may materially adversely affect the market price of our common stock in the future. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management’s attention and resources. In addition, volatility, lack of positive performance in our stock price or changes to our overall compensation program, including our equity incentive program, may adversely affect our ability to retain key employees.

If securities analysts stop publishing research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us. We do not control these analysts. If one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline. Further, if one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence the outcome of key transactions, including a change of control.

Our executive officers, directors, five percent or greater stockholders and affiliated entities together beneficially own a substantial amount of the outstanding shares of our common stock. As a result, these stockholders, if acting together, would be able to exert significant influence over most matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company that other stockholders may view as beneficial, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Provisions in our certificate of incorporation and bylaws under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified Board of Directors so that not all members of our Board of Directors are elected at one time;

•	authorize the issuance of “blank check” preferred stock that our Board of Directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit stockholders from calling a special meeting of our stockholders;

•	provide that our Board of Directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.

THE OFFER

1.	Eligibility.

All employees of Omniture on the date of this offer (other than employees located in Denmark) who remain employed by Omniture through the date on which the exchanged options are cancelled and new options are granted are eligible to participate in this offer. Non-employee members of our board of directors may not participate in this offer.

To receive your new options, you must remain employed by Omniture through the date the new options are granted. The closing date will be June 15, 2009, unless we extend the offering period. If you do not remain employed by Omniture through the closing date, you will keep your eligible options and they will be treated in accordance with their existing terms and conditions. If you are a U.S. employee and unless expressly provided pursuant to written agreement for non-U.S. employees, your employment with Omniture will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

We will accept for exchange outstanding, unexercised options granted under the Plans that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the closing date. In order to be eligible, options must be outstanding on the closing date of this offer and originally granted under one of the Plans prior to January 1, 2009 and with an exercise price per share greater than the closing price of our common stock on May 13, 2009. For example, if an option expires after this offer begins, but before it expires, that option is not eligible for exchange.

You may pick and choose which of your eligible options you wish to exchange, including the remaining unexercised portion of any option grant that you have already partially exercised. However, we will not accept partial tender of an eligible option. You must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. You may elect to exchange a particular eligible option grant while electing to decline our offer with regards to another of your eligible option grants.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant for the options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of shares covered by the new options you receive will depend on the exercise price of your exchanged options, as follows:

If the Exercise Price	... then the Exchange Ratio
of an Eligible Option is:	will be:

$10.61 to $17.00	1.00 to 1
$17.01 to $19.00	1.10 to 1
$19.01 to $22.50	1.25 to 1
$22.51 to $25.00	1.70 to 1
Greater than $25.00	2.30 to 1

The term “option” generally refers to an option to purchase one (1) share of our common stock. If new options have a fractional number of shares, we will round the shares to the nearest whole number on a grant by grant basis (rounding up for fractions greater than or equal to point five (.5) and rounding down for fractions less than point five (.5)).

Example:  If you exchange 1,000 eligible options with an exercise price of $22.82, you will receive 588 (1,000 shares divided by 1.7 equals 588.2, which would be rounded to 588 shares) new options at an exercise price equal to the closing price of our common stock on the closing date as reported by the Nasdaq Global Select Market. We expect the closing date to be June 15, 2009.

If your exchanged options were originally granted under our 2006, 2007 or 2008 Equity Incentive Plan, your new options will be issued from the same plan under which your exchanged options were granted. However, if your exchanged options were originally granted under either the Avivo Corporation 1999 Equity Incentive Plan or the Touch Clarity Limited 2006 U.S. Stock Plan, your new options will be granted under our 2006 Equity Incentive Plan. If you are an employee based outside of the U.S., your new options will be issued from our 2006 Equity Incentive Plan, even if your exchanged options were originally granted under a different plan. If your new options are granted under a different plan than your exchanged options, this change generally will not substantially and adversely affect your rights. For a summary of the material terms of all our Plans, please see the descriptions provided in our most recent proxy statement filed with the SEC on April 17, 2009.

If you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Exchange Offer has been filed.

If you are an employee residing outside of the U.S., your new options will be subject to a non-U.S. option agreement between you and Omniture and the accompanying country-specific appendix, as well as to the terms and conditions of the Omniture, Inc. 2006 Equity Incentive Plan, under which the new options are issued. The non-U.S. option agreement and country specific appendix contain terms which may apply outside of the U.S. relating to tax withholding, data privacy, labor laws, securities laws, exchange control laws, restrictions on exercise and/or methods of payment (if any) and the governing law of the applicable Plan and option agreement. The current forms of option agreements are attached as an exhibit to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov.

The closing date for this offer will be 10:00 p.m., Mountain Time, on June 15, 2009, unless the offering period is extended by the Company. If we extend the offer, the closing date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Exchange Offer for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We originally issued outstanding stock options to attract and retain the best available personnel and to provide additional incentive to our employees to provide maximum efforts to our business. Our stock price, like that of many other companies, has declined significantly recently due in part, we believe, to the global economic crisis. As a result, many of the outstanding employee stock options are underwater. As of May 13, 2009, based on a closing sale price of Omniture’s common stock of $10.60 per share, approximately 78% of our employees have at least some stock options that are underwater. As a result, our equity incentive program is not currently providing the incentive or retention value it was intended to provide.

Except as otherwise disclosed in this offer or in our SEC filings, we currently do not have any plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Omniture;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange eligible options.

Proper election to exchange eligible options.

Participation in this offer is voluntary. If you wish to participate, you must do the following before 10:00 p.m., Mountain Time, on June 15, 2009.

If you are an eligible employee, you will receive an e-mail announcing this offer and directing you to the Exchange Offer Website. If you wish to participate in this offer, you must access the Exchange Offer Website and click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains personalized information about each eligible option you hold, including the following:

•	the original grant date indicated for the eligible option;

•	the exercise price per share of the eligible option;

•	the number of shares of common stock covered by the eligible options; and

•	the election alternatives available to you.

You will need to check the appropriate box to indicate your choice of whether to exchange your eligible options for new options or to keep your eligible options under their current terms. After completing the election form, you will have the chance to review the elections you have made. If you are satisfied with your elections, you will proceed to the Terms of Election page. In order to submit your election, you must agree to the Terms of Election. You will then be directed to the Confirmation page. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election via the Exchange Offer Website for any reason, you must complete a paper election form and return it to our Stock Administration Team via e-mail at stockadmin@omniture.com or fax at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009. You must complete the process before the closing date of this offer. To obtain a paper election form, please call the Exchange Offer Hotline at (801) 932-7504.

You must complete the election process (whether through the Exchange Offer Website or delivery via e-mail or fax) in the foregoing manner before 10:00 p.m., Mountain Time, on June 15, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended closing date of this offer.

You may not withdraw your election after 10:00 p.m., Mountain Time, on June 15, 2009. If the offer is extended past that time, you may not withdraw your election after the new closing date. You may change your mind after you have submitted an election form and submit a new election form at any time before the closing date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the closing date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received through the Exchange Offer Website or via e-mail or fax by our Stock Administration Team by the deadline will be accepted. We will not accept documents submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service). If you have not received an e-mail confirmation, you must confirm that we have received your election form.

This is a one-time offer, and we will strictly enforce the election period. We may reject any election forms that we determine are not in the correct form or that are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options after the closing date.

Our receipt of your election form is not an acceptance to exchange any of your eligible options. We will accept eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn at the time we notify the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the closing date, which will be June 15, 2009, unless the offering period is extended by the Company.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. We may reject any election forms that we determine are not in the correct form or that are unlawful to accept We will accept all properly tendered, eligible options that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender of any eligible options or for any option holder; provided that if we grant any waiver, it will be granted for all option holders and tendered, eligible options. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. We have no obligation to give notice of any defects or irregularities, and will not incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

By electing to exchange your eligible options as described above, you will be deemed to accept the terms and conditions of this offer. Our acceptance to exchange your eligible options will be a binding agreement between you and Omniture upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change your election for your eligible options only in accordance with this section.

You may change your election at any time before the closing date, which will be 10:00 p.m., Mountain Time, on June 15, 2009. If we extend the offering period, you may change your election at any time until the new closing date.

If you want to change your election, log onto the Exchange Offer Website at https://omniture.equitybenefits.com and complete a new election form before 10:00 p.m., Mountain Time, on June 15, 2009. If you are not able to submit a new election form via the Exchange Offer Website for any reason, complete a new paper election form and return it to our Stock Administration Team via e-mail at stockadmin@omniture.com or fax at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009. To obtain a paper election form, please call the Exchange Offer Hotline at (801) 932-7504.

If you submit an election form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed election form (through the Exchange Offer Website or via e-mail or fax) accepting the offer before the closing date, by following the procedures described above. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the closing date.

We are not obligated to give you notice of any defects or irregularities in your election form and will not be liable for failure to give any notice. We will determine all questions as to the form and validity, including time of receipt of the election form. Our determination of these matters will be final and binding.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received through the Exchange Offer Website or via e-mail or fax by our Stock Administration Team by the deadline will be accepted. We will not accept documents submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service). If you have not received an e-mail confirmation, you must confirm that we have received your election form.

6.	Acceptance of eligible options for exchange and issuance of new options.

Immediately following the expiration of this offer, we will exchange and cancel all eligible options that have been properly elected for exchange and not validly withdrawn before the expiration of this offer. Once your eligible options are cancelled, you will no longer have any rights to those options. In addition, your new options will be treated as nonstatutory stock options for U.S. tax purposes as a result of the exchange, regardless of whether your eligible options were incentive stock options or nonstatutory stock options for U.S. tax purposes. Properly tendered, eligible options will be cancelled as of the closing date, which will be June 15, 2009, unless the offering period is extended by the Company.

We will accept eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn at the time we notify the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the closing date, which will be June 15, 2009, unless the offering period is extended by the Company.

We will grant the new options on the closing date, which we expect to be June 15, 2009. All new options will be granted under our Plans and will be subject to an option agreement between you and Omniture. The number of new options you will receive will be determined by the exchange ratio described in Section 2 of this Exchange Offer. After the closing date, we will send you your new option agreement. If you are an employee outside of the United States, all new options will be subject to a non-U.S. option agreement between you and Omniture and a country-specific appendix. The current forms of option agreements are attached as an exhibit to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will keep their current exercise price and current vesting schedule.

7.	Conditions of the offer.

We will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time during the offering period, any of the following events occurs, (or has been determined by us, in our reasonable judgment, to have occurred):

•	There is threatened or instituted or pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Exchange Offer for a description of the contemplated benefits of the offer to us);

•	There has occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, is proposed, announced or made by another person or entity or is publicly disclosed or we learn that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options;

•	There is any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated when this offer begins (as described in Section 12 of this Exchange Offer);

•	Any event or events occur that result or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that result or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Exchange Offer for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Association, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Omniture.

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the closing date. We may waive any condition, in whole or in part, at any time and from time to time before the closing date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of these rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OMTR.” The following table shows the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ended December 31, 2007
1st Quarter	$18.75	$13.25
2nd Quarter	$24.26	$15.50
3rd Quarter	$31.43	$20.20
4th Quarter	$38.57	$25.54
Fiscal Year Ended December 31, 2008
1st Quarter	$33.92	$19.07
2nd Quarter	$26.85	$18.42
3rd Quarter	$23.00	$16.30
4th Quarter	$18.30	$7.15
Fiscal Year Ended December 31, 2009
1st Quarter	$14.23	$7.95

On May 15, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Select Market, was $11.00 per share.

You should evaluate the current market for our common stock, among other things, before deciding whether to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options that you have properly elected to be exchanged and that have been accepted by us for exchange. Upon our acceptance of your properly tendered eligible options, you will receive new options based on the exchange ratio described in Section 2 above. For purposes of applying this ratio, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to point five (.5) rounded up to the nearest whole new option and fractional options less than point five (.5) rounded down to the nearest whole new option).

If we receive and accept tenders from all eligible employees of all eligible options, we will grant new options to purchase a total of approximately 5,227,270 shares of our common stock, or approximately 6.9% of the total shares of our common stock outstanding as of May 13, 2009.

General terms of new options

New options will be granted under our Plans. If your exchanged options were originally granted under either our 2006, 2007 or 2008 Equity Incentive Plan, your new options will be granted under the same Plan. However, if your exchanged options were originally granted under either the Avivo Corporation 1999 Equity Incentive Plan or the Touch Clarity Limited 2006 U.S. Stock Plan, your new options will be granted under our 2006 Equity Incentive Plan. The terms and conditions of the new options may thus vary from the terms and conditions of your exchanged options, but these changes generally will not substantially and adversely affect your rights. However, you should note that your new options will be classified for U.S. tax purposes as nonstatutory stock options even if your exchanged options were incentive stock options, will have a maximum term of five years from the closing date (seven years for Section 16 Officers) and will be subject to a new vesting schedule. The new vesting schedule of your new options will provide that your new options will start vesting on the closing date and will vest in equal amounts each month over a period of either 36, 42, 48, 54 or 60 months, depending on the grant date of your exchanged options and whether you are a Section 16 Officer. Vesting on any date is subject to your continued service to Omniture. Moreover, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply to your new options.

If you are an employee residing outside of the U.S., your new options will be subject to a non-U.S. option agreement between you and Omniture and the accompanying country-specific appendix, as well as to the terms and conditions of the Plan under which the new options are issued. The non-U.S. option agreement and country specific appendix contain terms which may apply outside of the U.S. relating to tax withholding, data privacy, labor laws, securities laws, exchange control laws, restrictions on exercise and/or methods of payment (if any) and the governing law of the Plans and option agreement. The current forms of option agreements are attached as an exhibit to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov.

The following descriptions summarize the material terms of our Plans. Our statements in this Exchange Offer concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans, and the form of option agreement under each of the Plans, which have been filed as exhibits to the Schedule TO. Please contact our Stock Administration Team at stockadmin@omniture.com or call the Exchange Offer Hotline at (801) 932-7504 to receive a copy of a Plan or the form of option agreement for the Plan. We will promptly furnish you copies of these documents upon request at our expense.

Omniture, Inc. 2006 Equity Incentive Plan

The Omniture, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) permits the granting of incentive stock options, nonstatutory stock options, restricted stock units, stock appreciation rights, restricted stock awards and performance shares. The maximum number of common shares subject to options currently outstanding under the 2006 Plan is approximately 8,310,477 shares. As of May 13, 2009, the maximum number of shares available for future issuance under the 2006 Plan was 3,215,717. The 2006 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2006 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Omniture, Inc. 2007 Equity Incentive Plan

The Omniture, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) permits the granting of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance shares. The maximum number of common shares subject to options currently outstanding under the 2007 Plan is approximately 88,500 shares. As of May 13, 2009, the maximum number of shares available for future issuance under the 2007 Plan was 691. The 2007 Plan may be administered by our board of directors or its committee, which we refer to as the administrator. Subject to the other provisions of the 2007 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Omniture, Inc. 2008 Equity Incentive Plan

The Omniture, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) permits the granting of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance shares. The maximum number of common shares subject to options currently outstanding under the 2008 Plan is approximately 995,575 shares. As of May 13, 2009, the maximum number of shares available for future issuance under the 2008 Plan was 479,233. The 2008 Plan may be administered by our board of directors or a committee thereof, which we refer to as the administrator. Subject to the other provisions of the 2008 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Avivo Corporation 1999 Equity Incentive Plan

The Avivo Corporation 1999 Equity Incentive Plan (the “Avivo 1999 Plan”) permits the granting of stock options and restricted stock. The maximum number of common shares subject to options currently outstanding under the Avivo 1999 Plan is approximately 9,356 shares. There are no shares available for future issuance under the Avivo 1999 Plan. The Avivo 1999 Plan may be administered by our board of directors or any committee thereof, which we refer to as the administrator. Subject to the other provisions of the Avivo 1999 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The Avivo 1999 Plan will not be used to make new grants, including new options issued pursuant to the terms of this offer, and its terms will govern only outstanding awards under the Avivo 1999 Plan that were assumed by Omniture in connection with its acquisition of Visual Sciences, Inc. and that are not exchanged pursuant to this offer. Any new options issued pursuant to the terms of this offer in exchange for options outstanding under the Avivo 1999 Plan will be granted under the 2006 Plan.

Touch Clarity Limited 2006 U.S. Stock Plan

The Touch Clarity Limited 2006 U.S. Stock Plan (the “Touch Clarity 2006 Plan”) permits the granting of stock purchase rights, nonstatutory stock options and incentive stock options. The maximum number of common shares subject to options currently outstanding under the Touch Clarity 2006 Plan is approximately 8,892 shares. There are no shares available for future issuance under the Touch Clarity 2006 Plan. The Touch Clarity 2006 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the Touch Clarity 2006 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The Touch Clarity 2006 Plan will not be used to make new grants and its terms will govern only outstanding awards under the Touch Clarity 2006 Plan that are not exchanged pursuant to this offer. Any new options issued in this offer in exchange for options outstanding under the Touch Clarity 2006 Plan will be granted under the 2006.

Exercise price

The exercise price of an option granted under any of our Plans generally is determined by the administrator, except that the exercise price of an option will not be less than 100% of the fair market value of a share of our common stock on the date of grant.

Vesting and Exercisability

The vesting applicable to an option granted under any of our Plans generally is determined by the administrator in accordance with the terms of our Plans. The new options will be subject to a new vesting schedule so that your new options will vest in equal amounts each month over a period of 36, 42, 48, 54 or 60 months, depending on the grant date of the exchanged options and whether you are a Section 16 Officer. Vesting on any date is subject to your continued service to Omniture.

The number of months over which your new options will vest is set forth in the table below next to the original grant date of your exchanged options and depending on whether you are a Section 16 Officer:

	Not a
	Section 16	Section 16
	Officer	Officer
Original Grant Date	(Months)	(Months)

Prior to March 1, 2007	36	48
March 1, 2007 to February 28, 2008	42	54
After March 1, 2008	48	60

For example, an exchanged option to purchase 1,000 shares of our common stock granted on April 30, 2008, to an eligible employee who is not a Section 16 Officer with an exercise price of $22.82 would be replaced with a new option, using the applicable 1.70 exchange ratio, to purchase 588 shares of our common stock (1,000 shares divided by 1.7 equals 588.2, which would be rounded to 588 shares) with an exercise price equal to the closing price of our common stock on the closing date. This new option would vest as to 1/48 of the shares per month over a period of 48 months starting on the closing date.

Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. If you are a resident of Hong Kong, please also refer to Schedule C for additional restrictions.

Adjustments upon certain events

Events occurring before the closing date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the Plan under which they were issued and your option agreement. Further, if Omniture is acquired prior to the expiration of the offer, we may withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Omniture is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the closing date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the closing date.  In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock, after the closing date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our Plans provide that if we merge or if our property or stock is acquired by another company, your option will generally not accelerate vesting unless the surviving company does not assume your option or replace it with a comparable award. If the surviving company does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option.

Transferability of options

Options generally may not be transferred, other than by will or through a beneficiary designation, and only you may exercise your option.

Registration of shares underlying new options

All of the shares of Omniture common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Omniture for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

If you are a U.S. tax resident, you should refer to Section 14 of this Exchange Offer for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule C attached to this Exchange Offer for a discussion of the tax consequences of your participation in the offer and the new options and exchanged options. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Omniture.

Our principal executive offices are located at 550 E. Timpanogos Circle, Orem, Utah 84097, and our telephone number is (801) 722-7000. Questions regarding this option exchange should be directed to the Exchange Offer Hotline at (801) 932-7504.

We are a leading provider of online business optimization products and services, which we deliver through the Omniture Online Marketing Suite. Our customers use our products and services to manage and enhance online, offline and multi-channel business initiatives. The Omniture Online Marketing Suite, which we host and deliver to our customers on-demand and provide as an on-premise solution, consists of our Open Business Analytics Platform and our integrated set of optimization applications for online analytics, channel analytics, visitor acquisition and conversion. Our Open Business Analytics Platform, the foundation of the Omniture Online Marketing Suite, includes the Omniture DataWarehouse, which contains the information captured by Omniture SiteCatalyst, our core product offering, and our other products and services. The platform also includes the Omniture Genesis application programming interfaces, or APIs, to integrate and augment this data with relevant data from Internet and enterprise applications and data from a number of online and offline channels to enable business optimization. Our online analytics applications are Omniture SiteCatalyst and Omniture Discover and our channel analytics applications are Omniture Discover OnPremise and Omniture Discover OnPremise for Retail. Our visitor acquisition application is Omniture SearchCenter and conversion applications include: Omniture Test&Target, Omniture Recommendations, Omniture SiteSearch, Omniture Survey and Omniture Merchandising. These services, built on a scalable and flexible computing architecture, enable our customers to capture, store and analyze information generated by their Web sites and other sources and to gain critical business insights into the performance and efficiency of marketing and sales initiatives and other business processes. This information is also utilized to automate the delivery of content and marketing offers on a Web site and test site design and navigational elements to optimize the user experience and revenue opportunities for our customers. Our services provide customers with real-time access to online business information, the ability to generate flexible reports using real-time and historical data and the ability to measure, automate and optimize critical online processes. Our services, accessed primarily by a Web browser, reduce the need for our customers to make upfront investments in technology, implementation services or additional IT personnel, thereby increasing our customers’ flexibility in allocating their IT capital investments. We were founded in 1996, began offering our on-demand online business optimization services in 1997 and began offering these services to large enterprise customers in 2001.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, is incorporated herein by reference. Please see Section 18 of this Exchange Offer titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Exchange Offer as Schedule A. The non-employee members of our board of directors may not participate in this offer. As of May 13, 2009, our executive officers and directors (eleven (11) persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 3,288,394 of our shares, which represented approximately 28% of the shares subject to all options outstanding under our Plans as of that date.

The following tables below list the beneficial ownership of each of our executive officers and directors of options under our Plans outstanding as of May 13, 2009. The percentages in the tables below are based on the total number of outstanding options (that is, whether or not eligible for exchange) to purchase shares of our common stock under our Plans. As noted on the table, the non-employee members of our board of directors are not eligible to participate in the offer.

		Number of		Number of
		Shares		Shares
		Covered by	% of	Covered by
		Outstanding	Total	Eligible	% of
		Options	Outstanding	Options	Eligible
		Granted	Options	Granted	Options
		Under our	Under our	Under our	Under our
Name	Position	Plans	Plans	Plans	Plans

Joshua G. James	President and Chief Executive Officer	1,320,059	11.2%	783,688	11.7%
Michael S. Herring	Chief Financial Officer and Executive Vice President	314,750	2.7%	225,000	3.4%
Brett M. Error	Chief Technology Officer and Executive Vice President, Products	733,735	6.2%	200,000	3.0%
Christopher C. Harrington	President, Worldwide Sales and Client Services	493,100	4.2%	275,000	4.1%
John F. Mellor	Executive Vice President, Business Development and Corporate Strategy	165,500	1.4%	100,000	1.5%
D. Fraser Bullock*	Director	108,500	0.9%	—	0.0%
Gregory S. Butterfield*	Director	19,250	0.2%	—	0.0%
Dana L. Evan*	Director	83,500	0.7%	—	0.0%
Mark Gorenberg*	Director	—	0.0%	—	0.0%
Rory T. O’Driscoll*	Director	—	0.0%	—	0.0%
John R. Pestana*	Director	50,000	0.4%	—	0.0%

*	Not eligible to participate in the offer.

Except as described above, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock during the past 60 calendar days before and including May 18, 2009.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plans from which they were originally issued. If the shares returning to the Plans are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Select Market. However, options that are returned to either the Avivo Corporation 1999 Equity Incentive Plan or the Touch Clarity Limited 2006 U.S. Stock Plan will not be available for future awards and will remain authorized, but unissued shares under each of those Plans.

Pursuant to the accounting standards in effect under SFAS 123R, we may be required to recognize additional compensation expense to the extent the new options have a greater value than the exchanged options they replace.

13.	Legal matters; regulatory approvals.

We do not know of any material license or regulatory permit that might be adversely affected by our exchange of options and issuance of new options, or of any approval or other action by any governmental, administrative or regulatory agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. If any additional approval, exemptive or notice filing or other action be required, we believe that we will seek that approval, make those filings or take any other action. However, we cannot assure you that we will seek that approval, make those filings or take any other action or that the approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make those filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Exchange Offer.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the closing date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the closing date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the U.S. tax consequences that may be relevant to you in light of your particular circumstances, and it is not intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor regarding the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

New Options.

Option holders whose outstanding eligible options are exchanged for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The new options will be classified for U.S. tax purposes as nonstatutory stock options, even if the exchanged options which they replace were incentive stock options.

If this offer is open for thirty (30) calendar days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified, which will be considered a new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable U.S. tax treatment with respect to any incentive stock option, you must not sell or otherwise transfer any shares acquired upon exercise of an incentive stock option until the passage of more than two (2) years from the closing date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging eligible options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory Stock Options.

An option holder who is a U.S. taxpayer generally will not realize taxable income in the U.S. upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a U.S. corporate tax deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder who is a U.S. taxpayer will not realize taxable income in the U.S. upon the grant of an incentive stock option. In addition, an option holder generally will not realize U.S. taxable income upon the exercise of an incentive stock option. However, an option holder’s U.S. alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the U.S. tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted (the closing date); and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a U.S. corporate tax deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15.	Material income tax consequences and certain other considerations for employees who reside outside the U.S.

Attached as Schedule C to this Exchange Offer are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please see Schedule C for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be other tax consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16.	Extension of offer; termination; amendment.

We reserve the right at any time and regardless of whether or not any event listed in Section 7 of this Exchange Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the offering period, we will also extend your right to withdraw tenders of eligible options until such extended closing date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 7:00 a.m., Mountain Time, on the next U.S. business day after the previously scheduled closing date.

We also reserve the right, in our reasonable judgment, before the closing date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Exchange Offer occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

We further reserve the right, before the closing date and regardless of whether any event listed in Section 7 of this Exchange Offer has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if an option grant expires after commencement, but before cancellation under the offer, that option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled closing date but before the actual closing date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of the change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This Exchange Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009;

2. Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 17, 2009;

3. Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed on May 8, 2009; and

4. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 26, 2006, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Exchange Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Omniture, Inc., 550 E. Timpanogos Circle, Orem, Utah 84097, Attention: Stock Administration Team or by calling the Exchange Offer Hotline at (801) 932-7504.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recent document.

The information contained in this Exchange Offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, is incorporated by reference. Attached as Schedule B to this Exchange Offer is a summary of our financial statements from our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, and from our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Exchange Offer.

Book Value

We had a book value per share of $8.96 on March 31, 2009 (calculated using our book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).

20.	Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Exchange Offer and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Omniture, Inc.

May 18, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF OMNITURE, INC.

The directors and executive officers of Omniture, Inc. are set forth in the following table:

Name	Position and Offices Held

Joshua G. James	Co-Founder, President, Chief Executive Officer and Director
Michael S. Herring	Chief Financial Officer and Executive Vice President
Brett M. Error	Chief Technology Officer and Executive Vice President, Products
Christopher C. Harrington	President, Worldwide Sales and Client Services
John F. Mellor	Executive Vice President, Business Development and Corporate Strategy
D. Fraser Bullock*	Director
Gregory S. Butterfield*	Director
Dana L. Evan*	Director
Mark Gorenberg*	Director
Rory T. O’Driscoll*	Director
John R. Pestana*	Director

The address of each executive officer and director is:  c/o Omniture, Inc., 550 E. Timpanogos Circle, Orem, Utah 84097.

*	The individuals marked with an asterisk above are not eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF OMNITURE, INC.

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in conjunction with our condensed consolidated financial statements, accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Condensed Consolidated Balance Sheet Data

The selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The selected condensed consolidated balance sheet data as of March 31, 2009 are derived from, and are qualified by reference to, the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

	December 31,		March 31,
	2007	2008	2009
	(In thousands)

Cash, cash equivalents and short-term investments	$134,689	$77,017	$110,910
Working capital	120,033	41,860	76,985
Total assets	370,723	842,200	863,972
Total long-term obligations, including current portion	7,774	15,374	15,288
Common stock and additional paid-in-capital	340,485	754,224	786,356
Stockholders’ equity	291,075	657,568	682,257

Condensed Consolidated Statement of Operations Data

The consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The unaudited condensed consolidated statement of operations data for the three months ended March 31, 2008 and 2009 are derived from, and are qualified by reference to, the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

B-1

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(In thousands, except per share data)

Revenues:
Subscription, license and maintenance	$74,580	$132,010	$265,686	$57,169	$76,991
Professional services and other	5,169	11,117	29,927	6,044	10,166

Total revenues	79,749	143,127	295,613	63,213	87,157
Cost of revenues:
Subscription, license and maintenance	28,827	46,411	110,786	23,793	31,168
Professional services and other	2,999	6,953	15,154	3,134	4,423

Total cost of revenues	31,826	53,364	125,940	26,927	35,591

Gross profit	47,923	89,763	169,673	36,286	51,566
Operating expenses:
Sales and marketing	35,227	61,610	129,814	31,216	37,502
Research and development	8,732	17,257	36,966	9,801	9,180
General and administrative	12,107	24,218	46,037	10,814	11,550

Total operating expenses	56,066	103,085	212,817	51,831	58,232

Loss from operations	(8,143)	(13,322)	(43,144)	(15,545)	(6,666)
Interest income	2,117	5,816	1,869	948	125
Interest expense	(1,285)	(835)	(953)	(227)	(356)
Other expense, net	(219)	(554)	(1,375)	(3)	(702)

Loss before income taxes	(7,530)	(8,895)	(43,603)	(14,827)	(7,599)
Provision for (benefit from) income taxes	195	534	1,163	(1,885)	583

Net loss	$(7,725)	$(9,429)	$(44,766)	$(12,942)	$(8,182)

Net loss per share, basic and diluted	$(0.25)	$(0.18)	$(0.63)	$(0.19)	$(0.11)
Weighted-average number of shares, basic and diluted	30,332	53,710	71,458	69,180	75,050

B-2

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

AUSTRALIA

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Australia. This summary is based on the law in effect in Australia as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

IMPORTANT NOTE ON AUSTRALIAN BUDGET:  The Australian Budget for 2009-2010 contains a proposal that, if enacted, will significantly change the tax treatment of the new options that may be granted to you if you participate in the Exchange Offer, as further described below. It is not yet certain whether the Budget proposal will be enacted or whether it will be amended while under review by the Australian Parliament. Accordingly, the tax treatment of the new options that may be granted to you if you participate in the Exchange Offer is uncertain and in deciding whether to participate, you are strongly advised to seek appropriate professional advice as to how the proposed measures will affect you.

Tax Information

Option Exchange

Your participation in the Exchange Offer may give rise to taxation. If you choose to surrender eligible options in exchange for new options, this will be treated as a disposal of the eligible options in exchange for the right to receive the new options. Therefore, there may be tax implications for you in relation to both of the following: (1) the “cancellation” of the eligible options; and (2) the grant of the right to receive the new options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (an “Election”). The tax treatment of the disposal of the eligible options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below). In addition, the discussion below assumes that the new options being granted to you are in consideration of Australian services provided by you. If the tax authorities take a view that differs from these assumptions, the tax consequences of this Exchange Offer may differ for you and will depend on your individual circumstances.

If you did not make an Election on your eligible options

If you did not make an Election under the current law, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible options on the closing date (i.e., the date on which the eligible options are surrendered in exchange for new options) less the consideration paid to acquire the right (if any) at your marginal rate of tax. The “market value” of the eligible options is the greater of (i) the market value of the shares1 underlying the eligible options less the exercise price, and (ii) the value of the eligible options determined in accordance with a statutory formula.

1 Pursuant to Australian tax law, the market value of the shares on a given day is determined, is determined as follows:

     (a) if there is at least one transaction on the Nasdaq Global Select Market in the shares in the seven calendar day period up to and including that day - the weighted average of prices at which the shares were traded on the Nasdaq Global Select Market during the seven calendar day period up to and including that day; or
     (b) if there were no transactions on the Nasdaq Global Select Market in the shares during that seven calendar day period:
          (i) the last price at which an offer was made on the Nasdaq Global Select Market in that period to buy the shares; or
          (ii) if no such offer was made — the value of the shares that would be determined for an unlisted share (i.e., a valuation by a qualified person or as approved by the Commissioner of Taxation).

The value of the eligible options under the statutory formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period. In accordance with the statutory formula, the market value of the eligible options will be nil where the market value of the underlying shares on the closing date is less than 50% of the exercise price of the eligible options.

If you made an Election on your eligible options

If you made an Election to be taxed at grant, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancellation and the market value of the eligible options on the grant date. If, at the time of the cancellation of the eligible options, you have held the eligible options for at least one year prior to the closing date, you will be subject to tax on 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to tax on the entire capital gain.

If the market value of the eligible options at the time of cancellation is less than the market value of the eligible options on the grant date, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

Grant of New Options

The Australian Government recently announced in the Budget for 2009-2010 that, if enacted in law, will mean that all shares or rights (which should include the new options) provided under an employee share scheme will be assessed in the income year that they are acquired. That is, there will no longer be any ability for an employee in receipt of such shares or rights to be taxed at a later time.

In the context of the Exchange Offer, this means that you will (if the proposed change in law is enacted as legislation) be subject to taxation upon the grant of the new options. Accordingly, you will have to include an amount in your assessable income in the income year (i.e., the financial year ending 30 June) in which the new options are granted. If this proposed change in law is enacted, the amount included in your assessable income will likely be the “market value” of the new options at the time of receipt less any consideration paid for the acquisition of the new options (which would include the “market value” of the eligible option as of the closing date, calculated as discussed above). The “market value” of the new options is the greater of (i) the market value of the shares underlying the new options less the exercise price, and (ii) the value of the new options determined in accordance with a statutory formula.

Provided that you have not been required by the Australian Tax Office (ATO) to pay your tax liability on a quarterly, semi-annual, or annual basis under Australia’s pay as you go (PAYG) installment regime, you will be required to pay the applicable taxes due with respect to the grant of the new options only once an assessment has been raised by the ATO after the lodgment of your income tax return for the income year in which the new options are granted. It is not clear at this time whether you will be able to obtain a refund of the taxes paid in the income year in which the new options are granted if you subsequently forfeit the new options before vesting (but we expect that a refund likely would be available).

Example:  Assuming that the proposed change in law is enacted and the market value of the shares underlying the new options less the exercise price (assumed to be nil solely for the purposes of this example even though that will never be the case) is greater than the market value of the shares calculated using the applicable statutory formula, you will be taxed on the market value of the underlying shares as of the date of acquisition of the new options. Under Australian law, the market value of Omniture’s shares will be the value as calculated above and will generally be the weighted average price of Omniture’s shares on the Nasdaq Global Select Market during the seven calendar day period up to and including the new option grant date. Thus, if the weighted average price of Omniture’s shares during such seven-day period is US$10 and you receive 500 new options, you will be subject to income tax at your marginal tax rate on US$5,000 in the year in which your acquired the new options (currently, the maximum marginal income tax rate is 46.5% (including Medicare Levy).

Note that if the Budget for 2009-2010 is enacted without amendments, your new options will be taxed upon grant. By contrast, it does not appear that the Budget proposal, if enacted without amendments, will be retrospective. Accordingly if you did not make an Election on your eligible options to be taxed at grant, the taxation of your eligible options if you do not participate in the Exchange Offer may be able to be deferred until the relevant cessation time (e.g., exercise). Due to the absence of enacting legislation and the possibility of amendments to the Budget proposal, you should carefully consider the tax impact of this Exchange Offer.

This measure is stated to apply to shares and rights (including options) acquired after 7:30 pm Australian Eastern Standard Time on May 12, 2009. It is noted that the Budget announcement provides limited detail on the operation of the proposed measure and the enacting legislation to give effect to this measure has not been introduced as yet. Furthermore, it is possible that, in enacting the legislation, the Australian Parliament may introduce amendments to the measure proposed in the Budget announcement. Due to the absence of enacting legislation and the possibility of amendments to the Budget proposal, the tax treatment of your new options and the sale of the underlying shares is uncertain at this time. You are strongly advised to seek appropriate professional advice as to how the proposed measures will affect you.

Withholding and Reporting

Your employer is not required to withhold or report income tax or Medicare Levy contributions when you participate in the Exchange Offer or participate in the Plan. You are responsible for reporting and paying any tax resulting from the Exchange Offer, the grant of your new options, any Assessment Event, the sale of your shares and the receipt of any dividends.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADA

The following is a general summary of the material tax consequences and other considerations of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Canada. This summary is based on the law in effect in Canada as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information2

Option Exchange

The tax treatment as a result of the exchange of eligible options for the new options is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the new options.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the options at the time the options were granted.

2 Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Omniture which you have acquired from the exercise of other options or outside of the Plans, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new options.

Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

FRANCE

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in France. This summary is based on the law in effect in France as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Notification Regarding French Tax-Qualified Status

The new options will be granted under Omniture’s French sub-plan pursuant to sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, in order to qualify for favorable tax and social security contribution treatment (“French-qualified options”). Your eligible options may also have been granted under the French sub-plan and qualify as French-qualified options.

In order to maintain (or create) their tax-qualified status and pursuant to the terms and conditions of your new award agreement, your new options will not vest for four years after the new option grant date or will vest but you will not be permitted to sell the shares underlying the new options for four years after the new option grant date, or other applicable holding period, as may be required under French tax law (the “Minimum Holding Period”). As a term of your new options and a condition of your acceptance of this Exchange Offer, the options will not vest or you will not be permitted to sell any shares acquired at exercise prior to the expiration of the Minimum Holding Period. The Minimum Holding Period will begin anew with the new options. This means that if your old options were French-qualified options, you may not count time which elapsed during the Minimum Holding Period toward the Minimum Holding Period of your new options, regardless of the vesting period of the new options.

Please note that Omniture and your employer do not assume any responsibility for maintaining the favorable tax and social security contribution treatment of options granted to employees in France. There are certain circumstances, such as certain types of corporate transactions that may result in loss of the favorable tax and social security treatment.

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

As mentioned above, as a term of your new options, your new options will not vest or you will not be permitted to sell any shares acquired at exercise until the expiration of the Minimum Holding Period. Assuming that the French-qualified status of your new option is maintained, you will not be subject to income tax or social security contributions at exercise.

However, if the exercise price is less than 95% of the average trading price of Omniture’s shares for the 20 trading days prior to the grant date of the new option, this “excess discount” will be treated as additional taxable salary to you at the time of exercise. This income will be taxed at your marginal personal tax rate and will also be subject to social security contributions. This amount is not taxed again at the time of sale.

In addition, since the new options will be granted to you after October 16, 2007, you will be subject to an additional social tax equal to 2.5% of the difference (or spread) between the fair market value of the shares at exercise and the exercise price (due at the time of sale). Note that if you do not participate in this Exchange Offer and your eligible options were granted prior to October 16, 2007, you will not owe the 2.5% social tax on the spread. You should carefully consider the social security impact of participating in this Exchange Offer.

Wealth Tax

Shares acquired under the Plans are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including the personal estate of the members of your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to tax. Your gain will be divided into two portions: the spread at exercise and the capital gain (i.e., the difference between the net sale price and the fair market value of the shares at exercise).

(1) Spread at exercise:  Provided the new options retain their French tax-qualified status, the following tax treatment will apply. If the spread is less than or equal to €152,500 in the relevant year, the spread will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social security contributions).3 If the spread is greater than €152,500 in the relevant year, the portion of the spread up to €152,500 will be taxed at the rate of 44.6% and the portion of the spread above €152,500 will be taxed at 54.6% (40% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate, plus 14.6% additional social taxes.

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of the new options (assuming the Minimum Holding Period is met) to sell your shares. If you sell the shares at least two years after the exercise of the new options when the Minimum Holding Period is met and the spread is less than or equal to €152,500, the spread will be taxed at the rate of 32.6% (18% income tax plus 14.6% additional social taxes). If you sell the shares at least two years after the exercise of the new options when the minimum holding period is met and the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the rate of 32.6% and the portion of the spread above €152,500 will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate, plus 14.6% additional social taxes.

(2) Capital gain:  The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1% additional social taxes).4

3 Social taxes used to be assessed at a rate of 11%. However, as noted above, a French law imposed an additional 2.5% social tax on any qualified options granted on or after October 16, 2007. In addition, a new social tax of 1.1% is also imposed on the spread at exercise, resulting in a total social security contribution of 14.6%.
4 The new social tax of 1.1% also applies to capital gains.

However, you will only be subject to tax on the spread and on the capital gain if the total proceeds from the sale of securities (realized by you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire spread and capital gain.

If the net sale price is less than the fair market value of the shares at exercise, you will realize a capital loss. Provided the €25,730 threshold (for 2009) is exceeded, this capital loss can be offset against the spread and any capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income.

Withholding and Reporting

Your employer is not required to withhold income tax or social security contributions when you exercise the new options. No later than February 15th following the year in which you exercise the new options, your employer will send you a statement setting out your benefits with respect to the new options and a copy of this statement will also be sent to the competent tax office for your employer. You must include this statement in your tax return for the year in which you exercise the new options (and for the year in which you sell your shares if you sell the shares within four years of the grant date). You are responsible for reporting and paying any tax and social security contributions resulting from the exercise of the new options and the sale of your shares.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

GERMANY

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Germany. This summary is based on the law in effect in Germany as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to church tax and a solidarity surcharge on your income tax liability.

Pursuant to Section 3 No. 39 and Section 19a of the German Income Tax Act, as applicable, a certain amount of the spread per calendar year may be treated as tax exempt. You should consult your personal tax advisor to determine if an exemption under one of these sections applies to your specific situation and, if so, what amount may be treated as tax exempt.

Sale of Shares

If you sell shares that were acquired on or after January 1, 2009, you will be subject to capital gains tax at a flat rate of 25% (plus a solidarity charge and church tax, if applicable), provided you do not own 1% or more of Omniture’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. You are responsible for including any benefits realized under the Plans in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a general summary of the material tax consequences and other considerations of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

WARNING:  The contents of this Exchange Offer have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Exchange Offer, you should obtain independent professional advice.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

If you leave Hong Kong and subsequently exercise your new options, the spread still will be considered Hong Kong source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations.

In this case, the taxable amount will be the “notional” spread based on the assumption that the new options were exercised on a day within seven days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the shares rise in value so that the actual gain on exercise is greater than on the date of departure, there will be no additional tax. If the shares decrease in value so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

Exercise Restriction

Due to securities laws in Hong Kong, if you choose to exchange eligible options for new options, you will be restricted from exercising any of your new options for a period of six (6) months from the date of grant of the new options, regardless of when your new options vest.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise the new options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise of the new options.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

JAPAN

The following is a general summary of the material tax consequences of accepting this of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Japan. This summary is based on the law in effect in Japan as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the new options.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise your new options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this offer, the exercise of the new options and the sale of shares.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

KOREA

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Korea. This summary is based on the law in effect in Korea as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the new options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your new options. It is your responsibility to report and pay any taxes resulting from the offer, the exercise of the new options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SINGAPORE

The following is a general summary of the material tax consequences and other considerations of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Singapore. This summary is based on the law in effect in Singapore as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

This Exchange Offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Exchange Offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of options may not be circulated or distributed, nor may the options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of eligible options for the new options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible options and simply to tax the new options at exercise.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Assuming you are not taxed at the time of the option exchange, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised new options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the closing date, and (b) the exercise price. If you later exercise the new options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.

You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the new options.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on your new options.  Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether your new options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your new options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this exchange or the exercise of the new options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SWEDEN

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in Sweden. This summary is based on the law in effect in Sweden as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Sweden apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Exchange Offer.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of shares on the date of exercise and the exercise price. You will not be required to pay social insurance contributions when you exercise the new options, but a general pension contribution will be collected through income tax withholding (to the extent you have not already exceeded the applicable contribution ceiling). In addition, your employer will pay social insurance contributions on the spread at exercise.

Sale of Shares

If you hold shares after exercise and realize a gain when you subsequently sell the shares, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. As an alternative taxable amount, you may choose 80% of the sale proceeds provided the shares are listed on an exchange (e.g., Nasdaq Global Select Market). Capital gains tax is assessed at a flat rate of 30%.

If you realize a loss when you subsequently sell the shares, you will be able to deduct the loss against certain capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year. The deductible amount is 30% of the portion of the loss not exceeding SEK100,000 and 21% of any remaining portion of the loss.

Withholding and Reporting

Your employer is required to report income tax on any income you derive from the new options. As noted above, a general pension contribution will be collected through income tax withholding (to the extent you have not already exceeded the applicable contribution ceiling) and your employer will pay social insurance contributions on the spread at exercise. You are required to inform your employer that you have purchased shares and to disclose the amount of taxable income by no later than then end of the month following exercise.

Additionally, when you exercise the new options, you must report the income realized as compensation income on your personal income tax return for the year of exercise. The amount you report should correspond to the amount reported by your employer on your annual salary statement. You will also be responsible for paying any taxes due at sale of the shares. It is your responsibility to declare the sale of shares on your individual income tax return and to pay taxes due as a result of the sale.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

TAIWAN

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax Taiwan. This summary is based on the law in effect in Taiwan as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will not be subject to tax on any gain, provided the sale takes place before January 1, 2010. After January 1, 2010, such gain may be subject to alternative minimum tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the new options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the new options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to this offer for eligible employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of May 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Terms of New Option Grant

The new options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the option and to execute a joint election with Omniture and/or your employer to shift the employer NICs to you. Your eligible options may also have been subject to a joint election for your payment of the employer NICs.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee NICs on the spread when you exercise the new options. Pursuant to a joint election between you and Omniture and/or your employer, you will also be liable for employer NICs on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to Her Majesty ’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options; otherwise, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in Omniture, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.

Withholding and Reporting

Your employer is required to withhold income tax and NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.